Exhibit 10.17

Execution Copy

CREDIT AND GUARANTY AGREEMENT

dated as of May 15, 2006

among

J. CREW OPERATING CORP.,

J. CREW GROUP, INC.,

CERTAIN SUBSIDIARIES OF J. CREW OPERATING CORP.,

as Guarantors,

VARIOUS LENDERS,

GOLDMAN SACHS CREDIT PARTNERS L.P. and

BEAR, STEARNS & CO. INC.

as Joint Lead Arrangers and Joint Bookrunners,

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Administrative Agent and Collateral Agent,

BEAR STEARNS CORPORATE LENDING INC.,

as Syndication Agent

and

WACHOVIA BANK, NATIONAL ASSOCIATION

as Documentation Agent

$285,000,000 Senior Secured Term Loan Facility

1

4.13. Properties	73
4.14. Environmental Matters	73
4.15. No Defaults	74
4.16. Material Contracts	74
4.17. Governmental Regulation	74
4.18. Margin Stock	74
4.19. Employee Matters	75
4.20. Employee Benefit Plans	75
4.21. [Reserved]	76
4.22. Solvency	76
4.23. Related Agreements	76
4.24. Compliance with Statutes, etc.	77
4.25. Disclosure	77
4.26. USA PATRIOT Act	77
4.27. Indebtedness	77
4.28. Credit Card Agreements	78

SECTION 5. AFFIRMATIVE COVENANTS	78
5.1. Financial Statements and Other Reports	78
5.2. Existence	83
5.3. Payment of Taxes and Claims	83
5.4. Maintenance of Properties	83
5.5. Insurance	83
5.6. Inspections	84
5.7. Lenders Meetings	84
5.8. Compliance with Laws	84
5.9. Environmental	84
5.10. Subsidiaries	86
5.11. Additional Material Real Estate Assets	86
5.12. Real Estate Assets	86
5.13. Further Assurances	87
5.14. Miscellaneous Business Covenants	87
5.15. Credit Card Agreements	87
5.16. License Agreements	88

SECTION 6. NEGATIVE COVENANTS	89
6.1. Indebtedness	89
6.2. Liens	92
6.3. Equitable Lien	94
6.4. No Further Negative Pledges	94
6.5. Restricted Junior Payments	95
6.6. Restrictions on Subsidiary Distributions	96
6.7. Investments	97
6.8. Financial Covenants	98

6.9. Fundamental Changes; Disposition of Assets; Mergers and Acquisitions	100
6.10. Disposal of Subsidiary Interests	102
6.11. Sales and Lease-Backs	102
6.12. Transactions with Shareholders and Affiliates	102
6.13. Conduct of Business	102
6.14. Permitted Activities of Holdings	103
6.15. Amendments or Waivers of Revolving Loan Documents, Organizational Documents and Related Agreements	103
6.16. Amendments or Waivers of with respect to the Subordinated Indebtedness	104
6.17. Fiscal Year	104
6.18. Permitted Activities of J. Crew International, Inc.	105

SECTION 7. GUARANTY	105
7.1. Guaranty of the Obligations	105
7.2. Contribution by Guarantors	105
7.3. Payment by Guarantors	106
7.4. Liability of Guarantors Absolute	106
7.5. Waivers by Guarantors	108
7.6. Guarantors’ Rights of Subrogation, Contribution, etc.	110
7.7. Subordination of Other Obligations	110
7.8. Continuing Guaranty	111
7.9. Authority of Guarantors or Company	111
7.10. Financial Condition of Company	111
7.11. Bankruptcy, etc.	111
7.12. Release of Guarantor	112

SECTION 8. EVENTS OF DEFAULT	112
8.1. Events of Default	112

SECTION 9. AGENTS	115
9.1. Appointment of Agents	115
9.2. Powers and Duties	116
9.3. General Immunity	116
9.4. Agents Entitled to Act as Lender	117
9.5. Lenders’ Representations, Warranties and Acknowledgment	118
9.6. Right to Indemnity	118
9.7. Successor Administrative Agent and Collateral Agent	119
9.8. Collateral Documents and Guaranty	119

SECTION 10. MISCELLANEOUS	120
10.1. Notices	120
10.2. Expenses	121
10.3. Indemnity	121
10.4. Set-Off	122

10.5. Amendments and Waivers	123
10.6. Successors and Assigns; Participations	125
10.7. Independence of Covenants	128
10.8. Survival of Representations, Warranties and Agreements	128
10.9. No Waiver; Remedies Cumulative	128
10.10. Marshalling; Payments Set Aside	129
10.11. Severability	129
10.12. Obligations Several; Independent Nature of Lenders’ Rights	129
10.13. Headings	129
10.14. APPLICABLE LAW	129
10.15. CONSENT TO JURISDICTION	129
10.16. WAIVER OF JURY TRIAL	130
10.17. Confidentiality	131
10.18. Usury Savings Clause	131
10.19. Counterparts	132
10.20. Effectiveness	132
10.21. Patriot Act	132
10.22. Electronic Execution of Assignments	132

v

APPENDICES:	A	Term Loan Commitments
	B	Notice Addresses

SCHEDULES:	3.1(h)(i)	Closing Date Mortgaged Properties
	4.1	Jurisdictions of Organization and Qualification
	4.2	Capital Stock and Ownership
	4.13	Real Estate Assets
	4.16	Material Contracts
	4.28	Credit Card Agreements
	6.1	Certain Indebtedness
	6.2	Certain Liens
	6.7	Certain Investments
	6.12	Certain Affiliate Transactions

EXHIBITS:	A-1	Funding Notice
	A-2	Conversion/Continuation Notice
	B	Term Loan Note
	C	Compliance Certificate
	D-1	Opinion of Cleary Gottlieb Steen & Hamilton LLP
	D-2	Opinion of General Counsel
	D-3	Opinion of Gibbons, Del Deo, Dolan, Griffinger & Vecchione
	D-4	Opinion of Richards, Layton & Finger, P.A.
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Counterpart Agreement
	I	Pledge and Security Agreement (Term Loan)
	J	Mortgage
	K	Landlord Waiver and Consent Agreement
	L	Intercreditor Agreement
	M	Copyright Security Agreement
	N	Patent Security Agreement
	O	Trademark Security Agreement

CREDIT AND GUARANTY AGREEMENT

This CREDIT AND GUARANTY AGREEMENT, dated as of May 15, 2006, is entered into by and among J. CREW OPERATING CORP., a Delaware corporation (“Company”), J. CREW GROUP, INC., a Delaware corporation (together with its successors, “Holdings”), CERTAIN SUBSIDIARIES OF COMPANY, as Guarantors, the Lenders party hereto from time to time, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Joint Lead Arranger, Joint Bookrunner, Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”), Bear, Stearns & Co. Inc. (“Bear Stearns”), as Joint Lead Arranger and Joint Bookrunner, Bear Stearns Corporate Lending Inc., as Syndication Agent (in such capacity, “Syndication Agent”) and WACHOVIA BANK, NATIONAL ASSOCIATION (“Wachovia”), as Documentation Agent (in such capacity, “Documentation Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend a certain senior secured term loan facility to Company, in an aggregate principal amount not to exceed $285,000,000 of Initial Term Loans, the proceeds of which will be used for the purposes set forth herein;

WHEREAS, Company has agreed to secure all of its Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien or Second Priority Lien, as applicable, on substantially all of its assets; and

WHEREAS, Guarantors have agreed to guarantee the obligations of Company hereunder and to secure their respective Obligations by granting to Collateral Agent, for the benefit of Secured Parties, a First Priority Lien or Second Priority Lien, as applicable, on substantially all of its assets.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1. DEFINITIONS AND INTERPRETATION

1.1. Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“5.0% Notes” means the 5.0% Notes Payable due 2008 issued by Company.

“9 3/4% Senior Subordinated Notes” means the 9 3/4% Senior Subordinated Notes due 2014 issued by Company.

“13 1/8% Senior Discount Debentures” means the 13 1/8% Senior Discount Debentures due 2008 issued by Holdings.

“Account Pledge Agreement” as defined in Section 3.1(w).

“Achievement Date” as defined in the definition of “Applicable Margin.”

“Acquired Indebtedness” means, with respect to any specified Person, (a) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary that is a Subsidiary of such specified Person, including Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary that is a Subsidiary of such specified Person, and (b) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/16 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by GSCP for deposits (for delivery on the first day of the relevant period) in Dollars of amounts in same day funds comparable to the principal amount of the applicable Term Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.

“Administrative Agent” as defined in the preamble hereto.

“Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.

“Affected Lender” as defined in Section 2.14(b).

“Affected Loans” as defined in Section 2.14(b).

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agent” means each of Administrative Agent, Syndication Agent, Collateral Agent and Documentation Agent.

“Aggregate Amounts Due” as defined in Section 2.13.

“Aggregate Payments” as defined in Section 7.2.

“Agreement” means this Credit and Guaranty Agreement, dated as of May 15, 2006, as it may be amended, supplemented or otherwise modified from time to time.

“Applicable Margin” except to the extent otherwise provided in the Joinder Agreement setting forth the “Applicable Margin” to the Incremental Term Loans in accordance with Section 2.20, means with respect to Term Loans that are Eurodollar Rate Loans or Base Rate Loans, as applicable, the percentage (per annum) determined by reference to the following table:

Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans
1.25%	2.25%

provided that, subject to Section 2.20, if Administrative Agent receives a Compliance Certificate (delivered in accordance with Section 5.1(e)) evidencing a Leverage/Preferred Stock Ratio of 3.25:1.00 or less (the date on which such conditions are met, the “Achievement Date”), the Applicable Margin shall be adjusted prospectively on one and only one occasion (and shall remain as such, from and after such date) by reference to the following table:

Rating Agencies’ Ratings of the Initial Term Loans as of the Achievement Date	Applicable Margin for Base Rate Loans	Applicable Margin for Eurodollar Loans
(A) Either (X) Ba3 or greater (stable or positive outlook) by Moody’s and B+ or greater (stable or positive outlook) by S&P; or (Y) B1 or greater (stable or positive outlook) by Moody’s and BB+ or greater (stable or positive outlook) by S&P	0.75%	1.75%
(B) B1 (stable or positive outlook) by Moody’s and B+ (stable or positive outlook) by S&P (but clause (A) above in this table is not applicable)	1.00%	2.00%

For purposes of determining whether the Achievement Date has occurred on or after the Incremental Term Loan Closing Date, Consolidated Total Debt and Consolidated Adjusted EBITDA shall be determined on a pro forma basis, effective as of the date such calculation is made, giving effect to (I) the Subsequent Refinancing if and only to the extent that each such portion of such Subsequent Refinancing either has been consummated or funds have been deposited into the Restricted Account for such consummation in accordance with terms and conditions of this Agreement and any Joinder Agreement and (II) the Subsequent Transactions on the relevant date of calculation.

“Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Term Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement to give effect to such change.

“Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), Sale and Leaseback Transaction, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than Company or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Company or its Restricted Subsidiaries (each referred to herein as a “disposition”), other than (i) inventory (or other assets) sold or leased in the ordinary course of business (excluding any such sales by operations or divisions discontinued or to be discontinued); (ii) the grant by Holdings, Company or any of its Restricted Subsidiaries in the ordinary course of business after the date hereof of an exclusive or a non-exclusive license to any Person for the use of any trademarks owned by Holdings, Company or such Restricted Subsidiary; (iii) the disposition of all or substantially all of the assets of any Guarantor Subsidiary if (A) Company or such Guarantor Subsidiary, as applicable, is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Company or such Guarantor Subsidiary) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (Company, such Guarantor Subsidiary or such Person, as the case may be, being herein called the “Successor Entity”), (B) the Successor Entity (if other than Company or such Guarantor Subsidiary) expressly assumes all the obligations of such Guarantor Subsidiary under the Credit Documents to which it is a party pursuant to supplements or other documents or instruments in form reasonably satisfactory to Administrative Agent and (C) immediately after such transaction, no Default exists; (iv) the making of any Restricted Junior Payment that is not prohibited by Section 6.5, (v) the making of any Investment not prohibited by Section 6.7 and the sale or disposition of such Investment; (vi) any disposition of property or assets or issuance of securities by a Restricted Subsidiary to Company or by Company to any Restricted Subsidiary other than an Inactive Subsidiary; (vii) any issuance or sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary; (viii) the unwinding of any derivative instruments or agreements, (ix) the sublease of any real or personal property in the ordinary course of business; (x) disposals of obsolete, worn out or surplus property; (xi) sales or other dispositions by Company or any of its Restricted Subsidiaries of assets in connection with the closing or sale of a retail store location of such Person in the ordinary course of such Person’s business which consist of leasehold interests in the premises of such store, the equipment and fixtures located at such premises and the books and records relating exclusively and directly to the operations of such store; provided that, as to each and all such sales and closings, (A) on the date of, and after giving effect to, any such closing or sale, the aggregate number of retail store locations operated by Retail and Factory closed or sold by Company and its Restricted Subsidiaries in any Fiscal Year minus the number of retail stores operated by Retail and Factory opened by Company and its Restricted Subsidiaries in such Fiscal Year, shall not exceed the amount equal to twenty (20%) percent of the number of retail store locations of Company and its Restricted Subsidiaries operated by Retail and Factory, as of the end of the immediately preceding fiscal year, (B) Administrative Agent shall have received not less than ten (10) Business Days prior written notice of such sale or closing, which notice shall set forth in reasonable detail satisfactory to Administrative Agent, the parties to such sale or other disposition, the assets to be sold or otherwise disposed of, the purchase price and the manner of payment thereof and such other information with respect thereto as Administrative Agent may request, (C) after giving effect thereto, no Event of Default shall exist or have occurred and be continuing, (D) such sale shall be on commercially reasonable prices and terms in a bona fide arm’s length transaction, and (E) any and all proceeds payable or delivered to Company or such of its Restricted Subsidiaries in respect of such sale or other disposition shall be paid or delivered, or caused to be paid or delivered, to Administrative Agent in accordance with the terms of this Agreement (except to the extent such proceeds reflect payment in respect of Indebtedness secured by a properly perfected security interest in the assets sold, in which case, such proceeds shall be applied to such indebtedness secured thereby); and (xii) any sale or disposition of other assets or issuance or sale of Equity Interest of any Restricted Subsidiary for aggregate consideration of less than $2,000,000 with respect to any transaction or series of related transactions during any Fiscal Year.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignment Effective Date” as defined in Section 10.6(b).

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate then borne by the Term Loans, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction (including any period for which such lease has been extended); provided, however, that if such Sale and Leaseback Transaction results in a Capital Lease, the amount of Indebtedness represented thereby will be determined in accordance with the definition of “Capital Lease”.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president, executive vice president, senior vice president, vice president, chief financial officer, secretary, controller or treasurer (or the equivalent of any thereof).

“Available Amount” shall mean, on any date (the “Reference Date”), an amount equal at such time to (a) the sum of (i) the aggregate amount of 50% of the Consolidated Net Income for each Fiscal Year ending after the Closing Date and prior to the Reference Date, (ii) the aggregate amount of any capital contributions or other equity issuances (other than Disqualified Stock) made or received by Holdings or Company after the Closing Date (excluding from the definition of Available Amount proceeds received pursuant to the IPO and the other Subsequent Transactions but including in the definition of Available Amount proceeds from the issuance of any equity issued in conjunction with the exercise of any “overallotment” right or “green shoe” option by Company following the IPO to the extent such proceeds are not applied to repay any Term Loans) and on or prior to the Reference Date, (iii) the aggregate amount of all Cash dividends and other Cash distributions received by Holdings, Company or the Restricted Subsidiaries from any Unrestricted Subsidiary after the Closing Date and on or prior to the Reference Date (other than the portion of any such Cash dividends and other Cash distributions that is used by Holdings, Company or any Restricted Subsidiary to pay taxes), (iv) the aggregate amount of all Cash repayments of principal received by Holdings, Company or the Restricted

Subsidiaries from any Unrestricted Subsidiary in respect of Indebtedness permitted hereunder after the Closing Date and on or prior to the Reference Date (other than the portion of any such Cash prepayments that are used by Holdings, Company or any Restricted Subsidiary to pay taxes) and (v) the aggregate amount of all net Cash proceeds received by Holdings or any of its Restricted Subsidiaries in connection with the sale, transfer or other disposition of its ownership interest in any Unrestricted Subsidiary after the Closing Date and on or prior to the Reference Date, reduced by (b) the sum of (i) the aggregate amount of any Restricted Junior Payments made by the Credit Parties pursuant to Section 6.5(h) after the Closing Date and on or prior to the Reference Date; (ii) the aggregate amount of any Investments made by the Credit Parties pursuant to Section 6.7(l) after the Closing Date and on or prior to the Reference Date and (iii) the aggregate amount of any Permitted Acquisitions made by the Credit Parties pursuant to Section 6.9(e) after the Closing Date and on or prior to the Reference Date.

“Available Liquidity” means, as of any date, “Excess Availability” as such term is defined under the Revolving Loan Agreement.

“Bank Facilities” means this Agreement and the Revolving Loan Agreement.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.

“Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Base Rate.

“Bear Stearns” as defined in the preamble hereto.

“Beneficiary” means each Agent, Lender and Lender Counterparty.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) with respect to all notices, determinations, fundings and payments in connection with the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Cash” means money, currency or a credit balance in any Deposit Account.

“Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the government of the United States of America or (b) issued by any agency or instrumentality of the United States of America, the obligations of which are backed by the full faith and credit of the United States of America, in each case maturing within one year after the date of acquisition thereof; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-2 from S&P or at least P-2 from Moody’s; (iii) commercial paper maturing no more than one year after the date of acquisition thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after the date of acquisition thereof and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States of America or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual funds that (a) have substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) have net assets of not less than $500,000,000, and (c) have the highest rating obtainable from either S&P or Moody’s.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means, at any time, (i) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) other than TPG (a) shall at any time have acquired direct or indirect beneficial ownership of 30% or more on a fully diluted basis of the voting and/or economic interest in the Capital Stock of Holdings or (b) shall have obtained the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (ii) Holdings shall cease to directly or indirectly beneficially own and control 100% on a fully diluted basis of the economic and voting interest in the capital stock of Company; (iii) the majority of the seats (other than vacant seats) on the board of directors (or similar governing body) of Holdings cease to be occupied by Persons who either (a) were members of the board of directors of Holdings on the Closing Date or (b) were nominated for election by the board of directors of Holdings, a majority of whom were directors on the Closing Date or whose election or nomination for election was previously approved by a majority of such directors; (iv) any “change of control” or similar event under the Revolving Loan Agreement (or any Permitted Refinancing thereof); or (v) any “change of control” or other similar event under any other Existing Indebtedness or the Series A or Series B Preferred Stock (in each case, if and for so long as the same shall not be repaid in Cash in full).

“Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Initial Term Loan Exposure and (b) Lenders having Incremental Term Loan Exposure, and (ii) with respect to Term Loans, each of the following classes of Term Loans: (a) Initial Term Loans and (b) Incremental Term Loans.

“Closing Date” means the date on which the Initial Term Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Mortgaged Property” as defined in Section 3.1(h)(i).

“Closing Date Related Agreements” means, collectively, the Tender Offer Documents and the Revolving Loan Agreement.

“Closing Date Transaction Costs” means the fees, costs and expenses payable by Holdings, Company or any of Company’s Subsidiaries on or before the Closing Date in connection with the transactions contemplated by the Credit Documents and the Closing Date Related Agreements.

“Closing Date Transactions” means the Bank Facilities and the Tender Offer.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Collateral Documents as security for the Obligations.

“Collateral Agent” as defined in the preamble hereto.

“Collateral Documents” means the Pledge and Security Agreement (Term Loan), the Collateral Questionnaire, the Mortgages, the Landlord Personal Property Collateral Access Agreements, if any, Intellectual Property Security Agreements, and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to grant to Collateral Agent, for the benefit of Secured Parties, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations.

“Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.

“Commitment Letter” means the Commitment Letter dated April 24, 2006, by and among Company, GSCP, Bear Stearns, Bear Stearns Corporate Lending Inc. and Wachovia with respect to the term loan credit facilities contemplated by this Agreement.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C which shall include, in the case of any Compliance Certificate delivered pursuant to Section 5.1(c), Company’s calculation of the Available Amount, as of the end of the applicable Fiscal Year.

“Consolidated Adjusted EBITDA” means, for any four consecutive Fiscal Quarter period, an amount determined for Holdings, Company and its Restricted Subsidiaries, on a consolidated basis, equal to Consolidated Net Income,

(i) plus the sum, without duplication and to the extent deducted in determining such Consolidated Net Income, of the amounts for such period of:

(a) Consolidated Interest Expense;

(b)consolidated income tax expense;

(c) consolidated depreciation expense;

(d) consolidated amortization expense (including the amortization of deferred financing fees);

(e) Closing Date Transaction Costs and the fees, costs and expenses payable by Holdings, Company and its Restricted Subsidiaries in connection with the Subsequent Transactions and Subsequent Refinancing contemplated by the Subsequent Related Agreements;

(f) any non-recurring out-of-pocket expenses or charges relating to any offering of Capital Stock by Holdings, Company or any of its Restricted Subsidiaries (including charges taken by Company in the fourth quarter of 2005 in connection with the proposed IPO), any Asset Sale, Investment or Permitted Acquisition made by Holdings, Company or any of its Restricted Subsidiaries, or any Indebtedness incurred by Holdings, Company or any of its Restricted Subsidiaries permitted to be incurred hereunder including any refinancing thereof (in each case, whether or not successful);

(g) any non-Cash impairment charges during such period related to goodwill or other assets;

(h) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans;

(i) amounts charged in respect of discontinued operations or restructuring activities including the termination of related employees and/or related operating lease contracts and the closing of any stores or distribution centers;

(j) realized or unrealized non-Cash exchange losses other than those arising in respect of transactions entered into in the ordinary course of business (including, without limitation, currency exchange transactions) the purpose of which is to hedge exchange rate risk in respect of such transactions.

(k) any deductions attributable to minority interests;

(l) any non-Cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

(m) any losses from early extinguishment of Indebtedness or Interest Rate Agreements of Holdings, Company or any of its Restricted Subsidiaries;

(n) the amount of net cost savings associated with the implementation of specified costs savings actions in connection with that certain capabilities assessment and cost savings identification project conducted by Accenture, to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided, that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 24 months after the Closing Date and (z) the aggregate amount of cost savings added pursuant to this clause (n) shall not exceed $10,000,000 in the aggregate from and after the Closing Date; and

(o) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period);

(ii) minus, the sum, without duplication and to the extent included in determining such Consolidated Net Income of the amounts for such period:

(a) any extraordinary and unusual or non-recurring gains;

(b) realized or unrealized non-Cash exchange gains other than those arising in respect of transactions entered into in the ordinary course of business (including, without limitation, currency exchange transactions) the purpose of which is to hedge exchange rate risk in respect of such transactions;

(c) any gains from early extinguishment of Indebtedness or Interest Rate Agreements of Holdings, Company or any of its Restricted Subsidiaries; and

(d) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item (x) relating to landlord or developer contributions to fixed or capital assets and (y) to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

“Consolidated Adjusted EBITDAR” means, for any four consecutive Fiscal Quarter period, an amount determined for Holdings, Company and its Restricted Subsidiaries, on a consolidated basis, equal to Consolidated Net Income,

(i) plus the sum, without duplication and to the extent deducted in determining such Consolidated Net Income, of the amounts for such period of:

(a) Consolidated Interest Expense;

(b)consolidated income tax expense;

(c) consolidated depreciation expense;

(d) consolidated amortization expense (including the amortization of deferred financing fees);

(e) Closing Date Transaction Costs and the fees, costs and expenses payable by Holdings, Company and its Restricted Subsidiaries in connection with the Subsequent Transactions and Subsequent Refinancing contemplated by the Subsequent Related Agreements;

(f) any non-recurring out-of-pocket expenses or charges relating to any offering of Capital Stock by Holdings, Company or any of its Restricted Subsidiaries (including charges taken by Company in the fourth quarter of 2005 in connection with the proposed IPO), any Asset Sale, Investment or Permitted Acquisition made by Holdings, Company or any of its Restricted Subsidiaries, or any Indebtedness incurred by Holdings, Company or any of its Restricted Subsidiaries permitted to be incurred hereunder including any refinancing thereof (in each case, whether or not successful);

(g) any non-Cash impairment charges during such period related to goodwill or other assets;

(h) extraordinary losses and unusual or non-recurring charges, severance, relocation costs and curtailments or modifications to pension and post-retirement employee benefit plans;

(i) amounts charged in respect of discontinued operations or restructuring activities including the termination of related employees and/or related operating lease contracts and the closing of any stores or distribution centers;

(j) realized or unrealized non-Cash exchange losses other than those arising in respect of transactions entered into in the ordinary course of business (including, without limitation, currency exchange transactions) the purpose of which is to hedge exchange rate risk in respect of such transactions;

(k) any deductions attributable to minority interests;

(l) any non-Cash compensation expense recorded from grants of stock appreciation or similar rights, stock options, restricted stock or other rights to officers, directors or employees;

(m) any losses from early extinguishment of Indebtedness, or Interest Rate Agreements of Holdings, Company or any of its Restricted Subsidiaries;

(n) the amount of net cost savings associated with the implementation of specified costs savings actions in connection with that certain capabilities assessment and cost savings identification project conducted by Accenture, to be realized as a result of specified actions taken during such period (calculated on a pro forma basis as though such cost savings had been realized on the first day of such period), net of the amount of actual benefits realized during such period from such actions, provided, that (x) such cost savings are reasonably identifiable and factually supportable, (y) such actions are taken within 24 months after the Closing Date and (z) the aggregate amount of cost savings added pursuant to this clause (n) shall not exceed $10,000,000 in the aggregate from and after the Closing Date;

(o) other non-Cash items reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period); and

(p) Rent Expense.

(ii) minus, the sum, without duplication and to the extent included in determining such Consolidated Net Income of the amounts for such period:

(a) any extraordinary and unusual or non-recurring gains;

(b) realized or unrealized non-Cash exchange gains other than those arising in respect of transactions entered into in the ordinary course of business (including, without limitation, currency exchange transactions) the purpose of which is to hedge exchange rate risk in respect of such transactions;

(c) any gains from early extinguishment of Indebtedness, or Interest Rate Agreements of Holdings, Company or any of its Restricted Subsidiaries; and

(d) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item (x) relating to landlord or developer contributions to fixed or capital assets and (y) to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period).

“Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures (whether paid in Cash or accrued as liabilities, and including in all events all amounts expended or capitalized under Capital Leases) of Holdings, Company and its Restricted Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings, Company and its Restricted Subsidiaries.

“Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings, Company and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.

“Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings, Company and its Restricted Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding the current portion of long term debt.

“Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to the:

(i) the sum, without duplication, of the amounts for such period of:

(a) Consolidated Net Income;

(b) all non-Cash items to the extent deducted in arriving at such Consolidated Net Income (including depreciation, amortization, non-Cash interest and the net amount of non-Cash losses on the disposition of assets (other than sales in the ordinary course of business)) to the extent deducted in calculating such Consolidated Net Income (other than any such non-Cash items to the extent representing an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period); and

(c) Consolidated Working Capital Adjustment;

minus

(ii) the sum, without duplication, of the amounts for such period of:

(a) non-Cash gains and credits to the extent added in calculating Consolidated Net Income (other than any such non-Cash item to the extent representing an accrual or reserve for potential Cash items in any future period);

(b) voluntary and scheduled repayments of principal or repurchases of Consolidated Total Debt to the extent financed with internally generated cash flow (excluding repayments of Revolving Loans to the extent the commitments under the Revolving Loan Agreement are permanently reduced in connection with such repayments), together with any prepayment fees accompanying such prepayments;

(c) Consolidated Capital Expenditures to the extent financed with internally generated cash flow;

(d) the aggregate net non-Cash gain on the sale, lease, transfer or other disposition of assets by Holdings, Company and its Restricted Subsidiaries during such period (other than sales in the ordinary course of business) to the extent not deducted in calculating Consolidated Net Income;

(e) to the extent not deducted in calculating Consolidated Net Income, taxes paid in Cash by Company and its Subsidiaries (including distributions by Company in respect of taxes paid by Holdings to the extent not included in clause (d) above) on a consolidated basis during such period or that will be paid within six months after the close of such period (provided that any amount so deducted that will be paid after the close of such period shall not be deducted again in a subsequent period) and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries;

(f) payments made in Cash or Cash Equivalents by Holdings and its Subsidiaries in respect of Permitted Acquisitions and other Investments permitted by Section 6.7, in each case, to the extent financed with internally generated cash flow (excluding Investments in Cash or Cash Equivalents) and to the extent not deducted in calculating Consolidated Net Income;

(g) payments made in Cash or Cash Equivalents by Company and its Subsidiaries in respect of pension funding obligations to the extent not deducted in calculating Consolidated Net Income;

(h) payments made in Cash or Cash Equivalents by Company and its Subsidiaries in respect of penalties, make-wholes and premiums required in connection with the prepayment of Indebtedness to the extent not deducted in calculating Consolidated Net Income; and

(i) other expenditures made in Cash or Cash Equivalents permitted by this Agreement by Company and its Subsidiaries to the extent not deducted in calculating Consolidated Net Income in any period.

“Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings, Company and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings, Company and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings, Company and its Restricted Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Restricted Subsidiary) in which any other Person (other than Holdings, Company or any of its Restricted Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings, Company or any of its Restricted Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date on which it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings, Company or any of its Restricted Subsidiaries or that Person’s assets are acquired by Holdings, Company or any of its Restricted Subsidiaries, (c) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any net extraordinary gains or net extraordinary losses; provided, that there shall be excluded from Consolidated Net Income for any period the net income (or loss) of all Unrestricted Subsidiaries for such period to the extent otherwise included in Consolidated Net Income, except to the extent actually received in Cash by Company or its Restricted Subsidiaries during such period through dividends or other distributions other than intercompany loans.

“Consolidated Total Company Debt” means, as of any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (net of any Cash on the balance sheet of Company that has been deposited into (and remains in the Restricted Account as of any date of determination) the Restricted Account for purposes of application to prepay or to redeem any such Indebtedness in accordance with this Agreement and any Joinder Agreement).

“Consolidated Total Debt” means, as at any date of determination, the aggregate stated balance sheet amount of all Indebtedness of Holdings, Company and its Restricted Subsidiaries determined on a consolidated basis in accordance with GAAP (net of any Cash on the balance sheet of Company that has been deposited into (and remains in the Restricted Account as of any date of determination) the Restricted Account for purposes of application to prepay or to redeem any such Indebtedness in accordance with this Agreement and any Joinder Agreement).

“Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.

“Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, license, covenant, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.

“Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

“Copyright Security Agreement” means a Copyright Security Agreement substantially in the form of Exhibit M.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.10.

“Credit Card Agreements” means all agreements now or hereafter entered into by Company or any of its Subsidiaries (and, to the extent permitted by Sections 6.1(e) and (g), Holdings) for the benefit of Company or any such Subsidiary, in each case with any Credit Card Issuer or any Credit Card Processor, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, including, but not limited to, the agreements set forth on Schedule 4.28 hereto.

“Credit Card Issuer” means any person (other than Holdings or any of its Subsidiaries) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit (including pre-paid debit) cards or other bank credit or debit (including pre-paid debit) cards issued through MasterCard International, Inc., VISA, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit (including pre-paid debit) cards, including, without limitation, credit or debit (including pre-paid debit) cards issued by or through American Express Travel Related Services Company, Inc., Novus Services, Inc. and the J. Crew Credit Card.

“Credit Card Processor” means any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the authorization or settlement with respect to any of Company’s or its Subsidiaries’ sales transactions involving credit card or debit card purchases by customers using credit cards or debit (including pre-paid debit) cards issued by any Credit Card Issuer.

“Credit Date” means the date of a Credit Extension.

“Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, the Intercreditor Agreement, the Joinder Agreement and all other documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent or any Lender in connection herewith.

“Credit Extension” means the making of Initial Term Loans on the Closing Date or Incremental Term Loans on the Incremental Term Loan Closing Date.

“Credit Party” means each Person (other than any Agent, any Lender, any other representative thereof or any depositary bank or securities intermediary) from time to time party to a Credit Document.

“Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’, Company’s and any Guarantor Subsidiary’s operations and not for speculative purposes.

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit.

“Disqualified Stock” means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable (other than solely for Capital Stock that is not Disqualified Stock), other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date that is ninety-one (91) days after the earlier of the Initial Term Loan Maturity Date, the Incremental Term Loan Maturity Date and the date on which the Term Loans are no longer outstanding (and all commitments hereunder have been terminated); provided that if such Capital Stock is issued to any plan for the benefit of employees of Company or its Subsidiaries or pursuant to any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by Company or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or in accordance with the terms of any such plan.

“Documentation Agent” as defined in the preamble hereto.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Domestic Restricted Subsidiary” means any Domestic Subsidiary that is a Restricted Subsidiary.

“Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided that in any event, Eligible Assignee shall not include (w) any natural person, (x) Holdings or any Affiliate thereof or (y) TPG or any Affiliate thereof.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed by, Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member; and (iii) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Internal Revenue Code of which that Person, any corporation described in clause (i) above or any trade or business described in clause (ii) above is a member. Any former ERISA Affiliate of Holdings or Company shall continue to be considered an ERISA Affiliate of Holdings or Company within the meaning of this definition with respect to the period such entity was an ERISA Affiliate of Holdings or Company and with respect to liabilities arising after such period and for which Holdings or Company could be liable under the Internal Revenue Code or ERISA.

“ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make by its due date a required installment under Section 412(m) of the Internal Revenue Code with respect to any Pension Plan or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company from any Pension Plan with two or more contributing sponsors or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which constitutes grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries, or any ERISA Affiliate of Holdings or Company in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings, any of its Subsidiaries, or any ERISA Affiliate of Holdings or Company of fines, penalties, taxes or related charges under Chapter 43 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) the making of a material claim (other than a routine claim for benefits) against any Employee Benefit Plan other than a Multiemployer Plan or the assets thereof, or against Holdings, any of its Subsidiaries, or any ERISA Affiliate of Holdings or Company in connection with any Employee Benefit Plan; (x) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under

Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (xi) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

“Eurodollar Rate Loan” means a Term Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.

“Event of Default” means each of the conditions or events set forth in Section 8.1.

“Excluded Taxes” means, with respect to Administrative Agent, any Lender, or any other recipient of any payment to be made by or on account of any obligation of the Credit Parties hereunder or under any of the Credit Documents (i) Taxes on the overall net income of any Lender and franchise taxes imposed in lieu thereof, (ii) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction in which a Credit Party is located, (iii) Taxes that are imposed by any Governmental Authority solely by reason of a current or former connection between Administrative Agent or any Lender, as the case may be, and the taxing jurisdiction (other than such connection arising solely from the execution or delivery of, the receipt of payments pursuant to, or the enforcement of this Agreement or any other Credit Document), (iv) any withholding tax that (x) would have been imposed on amounts payable to such Lender as of the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date), as of the Assignment Effective Date (in the case of each other Lender other than an assignee pursuant to a request by Company under Section 2.18), or at the time such Lender designated a new lending office other than a designation of a new lending office in accordance with Section 2.17, or (y) is attributable to such Lender’s failure or inability (other than as a result of a change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof) to comply with its obligations under Section 2.16(c), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding tax pursuant to Section 2.16(b).

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“Existing Indebtedness” means (i) the 5.0% Notes, (ii) the 9 3/4% Senior Subordinated Notes, (iii) the 13 1/8% Senior Discount Debentures, and (iv) Indebtedness outstanding under the Revolving Loan Agreement.

“Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased, operated or used by Company, any of its Subsidiaries or any of their respective predecessors or Affiliates.

“Factory” means H.F.D. No. 55, Inc., a Delaware corporation doing business as J. Crew Factory.

“Fair Share” as defined in Section 7.2.

“Fair Share Contribution Amount” as defined in Section 7.2.

“FDIC” means the Federal Deposit Insurance Corporation.

“Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.

“Fee Letter” means the Fee Letter dated April 24, 2006, by and among Company, GSCP, Bear Stearns, Bear Stearns Corporate Lending Inc. and Wachovia with respect to the term loan credit facilities contemplated by this Agreement.

“Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of Holdings that such financial statements fairly present, in all material respects, the financial condition of Holdings, Company and its Restricted Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Financial Plan” as defined in Section 5.1(j).

“First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.

“Fiscal Quarter” means a fiscal quarter of any Fiscal Year.

“Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on January 31 of each calendar year.

“Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Secured Parties, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A-1.

“GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, United States of America generally accepted accounting principles in effect as of the date of determination thereof.

“Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.

“Governmental Authority” means any federal, state, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Grantor” as defined in the Pledge and Security Agreement (Term Loan).

“GSCP” as defined in the preamble hereto.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each of Holdings and each Domestic Restricted Subsidiary of Holdings (other than Company).

“Guarantor Subsidiary” means each Guarantor other than Holdings.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any chemical, material or substance, exposure to which is prohibited, limited or regulated by any Governmental Authority with jurisdiction over any Facility or which may or could pose a hazard to the health and safety of the owners, occupants or any Persons in the vicinity of any Facility or to the indoor or outdoor environment.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Headquarters Lease” means the lease agreement, with respect to 770 Broadway, New York, NY 10003, dated June 28, 1996, as amended as of December 31, 1996, by and between New York Equities Company and Holdings, as the same may be amended, supplemented or modified from time to time in accordance with the terms thereof.

“Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Historical Financial Statements” means as of the Closing Date, (i) the audited financial statements of Holdings and its Subsidiaries for the three most recent Fiscal Years completed at least 90 days prior to the Closing Date, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, and (ii) the unaudited financial statements of Holdings and its Subsidiaries as at the most recently ended Fiscal Quarter completed at least 30 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six-or nine-month period, as applicable, ending on such date, and, in the cases of clauses (i) and (ii), certified by the chief financial officer of Company that such financial statements fairly present, in all material respects, the consolidated financial condition of Holdings and its Subsidiaries as at the dates indicated and the consolidated results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.

“Holdings” as defined in the preamble hereto.

“Inactive Subsidiary” means any Subsidiary, direct or indirect, that (a) has total assets not in excess of $50,000; (b) conducts no business; (c) has no Indebtedness and (d) generates no Consolidated Adjusted EBITDA and no Consolidated Adjusted EBITDAR; provided, that, if more than one Subsidiary is deemed an Inactive Subsidiary pursuant to this definition, all Inactive Subsidiaries shall be considered to be a single consolidated subsidiary for purposes of determining whether the conditions specified above are satisfied.

“Increased-Cost Lenders” as defined in Section 2.18.

“Incremental Designated Principal Balance” means the principal balance of the Incremental Term Loans outstanding as of the Incremental Term Loan Closing Date.

“Incremental Term Loans” as defined in Section 2.20(b).

“Incremental Term Loan Closing Date” as defined in Section 2.20(a).

“Incremental Term Loan Commitments” as defined in Section 2.20(a).

“Incremental Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Incremental Term Loans of such Lender.

“Incremental Term Loan Lender” means each financial institution or investors listed on the signature pages of the Joinder Agreement, if any, as an Incremental Term Loan Lender, and any other Person that becomes a party hereto as an Incremental Term Loan Lender pursuant to an Assignment Agreement.

“Incremental Term Loan Maturity Date” means the earlier of (i) the Incremental Term Loan Maturity Date set forth in the Joinder Agreement executed and delivered in accordance with Section 2.20, and (ii) the date that any Term Loan shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Incremental Term Loan Note” means a promissory note evidencing an Incremental Term Loan in the form attached as an exhibit to the Joinder Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or similar written instrument (except, in each case, any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than ninety (90) days, unless the trade payable is being contested in good faith); (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the obligation of another; (viii) any liability of such Person for an obligation of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, stock purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (viii), the primary purpose or intent of which is to provide assurance to an obligee that the obligation of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) Attributable Debt in respect of Sale and Leaseback Transactions; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, Currency Agreement or any Other Permitted Derivative Transaction, whether entered into for hedging or speculative purposes; provided that, (A) in no event shall obligations with respect to any Interest Rate Agreement, Currency Agreement or any Other Permitted Derivative Transaction be deemed “Indebtedness” for any purpose except as provided in the following clause (B), and (B) all Indebtedness referred to in the preceding clause (A) of any Person shall be zero unless and until any such Indebtedness shall be terminated, in which case, for purposes of Section 8.1(b)(ii), the amount of such Indebtedness shall be the termination payment due thereunder by such Person.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make any Term Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Initial Designated Principal Balance” means the principal balance of the Initial Term Loans outstanding as of the Closing Date.

“Initial Term Loans” means the Initial Term Loans made by the Initial Term Lenders to Company pursuant to Section 2.1(a)(i).

“Initial Term Loan Commitment” means the commitment of an Initial Term Loan Lender to make or otherwise fund an Initial Term Loan and “Initial Term Loan

Commitments” means such commitments of all Lenders in the aggregate. The amount of each Initial Term Loan Lender’s Initial Term Loan Commitment, if any, is set forth on Appendix A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Initial Term Loan Commitments as of the Closing Date is $285,000,000.

“Initial Term Loan Exposure” means, with respect to any Initial Term Loan Lender, as of any date of determination, the outstanding principal amount of the Initial Term Loans of such Initial Term Loan Lender; provided that at any time prior to the making of the Initial Term Loans, the Initial Term Loan Exposure of any Initial Term Loan Lender shall be equal to such Initial Term Loan Lender’s Initial Term Loan Commitment.

“Initial Term Loan Lender” means each financial institution or investors listed on the signature pages hereto as an Initial Term Loan Lender, and any other Person that becomes a party hereto as an Initial Term Loan Lender pursuant to an Assignment Agreement.

“Initial Term Loan Maturity Date” means the earliest of (a) the seven-year anniversary of the Closing Date, (b) the date which is six months prior to the maturity date or mandatory redemption date applicable to either of the 13 1/8% Senior Discount Debentures or the Preferred Stock, (c) the date which is six months prior to the maturity date or mandatory redemption date (as the same may be extended in accordance with the terms thereof) of the 5.0% Notes (other than a mandatory redemption date of the 5.0% Notes resulting from the IPO); and (d) the date on which any Term Loan shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Initial Term Loan Note” means a promissory note evidencing an Initial Term Loan in the form of Exhibit B, as it may be amended, supplemented or otherwise modified from time to time.

“Installment” as defined in Section 2.8.

“Intellectual Property Security Agreements” means the Copyright Security Agreement, Patent Security Agreement and Trademark Security Agreement, collectively.

“Intercreditor Agreement” means an Intercreditor Agreement to be executed by Administrative Agent, Collateral Agent, Revolving Collateral Agent, Revolving Administrative Agent, Company and each Guarantor, in substantially the form of Exhibit L, as it may be amended, supplemented or otherwise modified from time to time.

“Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Company and its Restricted Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Company and its Restricted Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements.

“Interest Payment Date” means with respect to (i) any Base Rate Loan, each March 31, June 30, September 30 and December 31 of each year (commencing, with respect to Initial Term Loans, on the first such date to occur after the Closing Date and, with respect to Incremental Term Loans, on the first such date to occur after the Incremental Term Loan Closing Date) and the applicable Maturity Date of such Class of Term Loans; (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Term Loan; provided that in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.

“Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three-, six-, nine- or twelve-months (in the case of nine- or twelve-months, to the extent available to all applicable Lenders), as selected by Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Closing Date or the Incremental Term Loan Closing Date (as applicable) or the Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided that (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c), of this definition, end on the last Business Day of a calendar month; and (c) no Interest Period shall extend beyond the applicable Maturity Date of such Class.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

“Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“International” means J. Crew International, Inc.

“Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of any of the Securities (or a beneficial interest therein) of any other Person (other than a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any direct or indirect loan, advance (but excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case, in the ordinary course of business) or capital contributions by Holdings or any of its

Subsidiaries to any other Person (other than Holdings, Company or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business. The amount of any Investment shall be the original cost of such Investment plus the cost of all additions thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment. For purposes of the definition of “Unrestricted Subsidiary” and Section 6.7, (a) “Investments” shall include the portion (proportionate to Company’s or the investing Restricted Subsidiary’s equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of Company at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Company or each investing Restricted Subsidiary shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary in an amount (if positive) equal to (i) Company’s or such investing Restricted Subsidiary’s “Investment” in such Subsidiary at the time of such redesignation, less (ii) the portion (proportionate to Company’s or such investing Restricted Subsidiary’s equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation, and (b) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by Company.

“IPO” means an underwritten initial public offering of Holdings of its Capital Stock pursuant to a registration statement that has been declared effective by the SEC with net proceeds, together with the proceeds from the other Subsequent Transactions, Cash available on the Incremental Tranche Closing Date and advances under the Revolving Loan Agreement sufficient to complete the Subsequent Refinancing.

“IPO Documents” means those documents necessary to commence and close the IPO.

“Joinder Agreement” means the joinder agreement, if any, by and among Company, each Incremental Term Loan Lender and Administrative Agent, executed in accordance with Section 2.20, which shall set forth the terms and conditions for the making of the Incremental Term Loans by the Incremental Term Loan Lenders.

“Joint Bookrunner” as defined in the preamble hereto.

“Joint Lead Arranger” as defined in the preamble hereto.

“Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided that in no event shall any Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.

“Landlord Consent and Estoppel” means, with respect to any Leasehold Property, a letter, certificate or other instrument in writing from the lessor under the related lease, pursuant to which, among other things, the landlord consents to the granting of a Mortgage on such Leasehold Property by the Credit Party tenant, such Landlord Consent and Estoppel to be in form and substance acceptable to Collateral Agent in its reasonable discretion, but in any event sufficient for Collateral Agent to obtain a Title Policy with respect to such Mortgage.

“Landlord Personal Property Collateral Access Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit K with such amendments or modifications as may be approved by Collateral Agent.

“Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property, other than any such leasehold interest (i) with respect to retail store locations or (ii) that has been designated from time to time by Collateral Agent in its sole discretion as not being required to be included in the Collateral.

“Lender” means each Initial Term Loan Lender and each Incremental Term Loan Lender.

“Lender Counterparty” means each Lender or any Affiliate of a Lender counterparty to a Hedge Agreement (including any Person who is an Initial Term Loan Lender (and any Affiliate thereof) as of the Closing Date or any Person who is an Incremental Term Loan Lender (and any Affiliate thereof) as of the Incremental Term Loan Closing Date, but, in each case, subsequently, whether before or after entering into a Hedge Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.

“Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day (or if such date of determination is not the last day of a Fiscal Quarter, as of the last day of the most recently ended Fiscal Quarter to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter).

“Leverage/Preferred Stock Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) the sum of (a) the Consolidated Total Debt, as of such day (or if such date of determination is not the last day of a Fiscal Quarter, as of the last day of the most recently ended Fiscal Quarter) plus (b) the redemption value of any Preferred Stock of Holdings or its Subsidiaries held by any Person other than Holdings and its wholly-owned Subsidiaries as of such day (or if such date of determination is not the last day of a Fiscal Quarter, as of the last day of the most recently ended Fiscal Quarter) to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarters period ending as of the most recently concluded Fiscal Quarter).

“License Agreement” as defined in Section 5.16.

“Lien” means (i) any lien, mortgage, pledge, assignment (whether absolute, conditional or contingent), security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities; provided that in no event shall an operating lease be deemed to constitute a Lien.

“Margin Stock” as defined in Regulation U.

“Material Adverse Effect” means a material adverse effect on (i) the business, operations, properties, assets or condition (financial or otherwise) of Holdings and its Subsidiaries taken as a whole; (ii) the ability of Holding and the other Credit Parties, taken as a whole, to perform their Obligations under this Agreement and any other Credit Document; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent and any Lender or any Secured Party under any Credit Document.

“Material Contract” means any contract, license, covenant or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents) and of which breach, nonperformance, cancellation, expiration or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Material Real Estate Asset” means (a) each fee-owned Real Estate Asset having a fair market value in excess of $2,000,000 as of the date of the acquisition thereof and (b) all Leasehold Properties other than those with respect to which the aggregate payments under the term of the lease are less than $1,000,000 per annum.

“Maturity Date” means the Initial Term Loan Maturity Date, the Incremental Term Loan Maturity Date, or both, as applicable.

“Moody’s” means Moody’s Investor Services, Inc. and any successor to its rating agency business

“Mortgage” means a Mortgage substantially in the form of Exhibit J, as it may be amended, supplemented or otherwise modified from time to time.

“Multiemployer Plan” means any Employee Benefit Plan which is a “multiemployer plan” as defined in Section 3(37) of ERISA.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of Holdings and its Subsidiaries in the form prepared for inclusion in Holdings’ Annual Report on Form 10-K and Quarterly Report on Form 10-Q, as applicable, filed with the SEC for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.

“Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings, Company or any of its Restricted Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs incurred in connection with such Asset Sale, including (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness (other than the Term Loan) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings, Company or any of its Restricted Subsidiaries in connection with such Asset Sale.

“Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings, Company or any of its Restricted Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings, Company or any of its Restricted Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings, Company or any of its Restricted Subsidiaries in connection with the adjustment or settlement of any claims of Holdings, Company or such Restricted Subsidiary in respect thereof (including any legal, accounting and advisory fees, and brokerage and sales commissions), and (b) any bona fide direct costs (including any legal, accounting and advisory fees, and brokerage and sales commissions) incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.

“Non-Consenting Lender” as defined in Section 2.18.

“Nonpublic Information” means information which has not been disseminated in a manner making it available to investors generally, within the meaning of Regulation FD.

“Non-US Lender” as defined in Section 2.16(c).

“Notice” means a Funding Notice or a Conversion/Continuation Notice.

“Obligations” means all obligations of every nature of each Credit Party under the Credit Documents, including obligations from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Hedge Agreement whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), payments for early termination of Hedge Agreements, fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“OID” as defined in Section 2.20(d).

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its certificate or articles of formation or organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“Other Permitted Derivative Transaction” means any paper or utility commodities hedging arrangement designed to hedge against fluctuations in pricing.

“Patent Security Agreement” means the Patent Security Agreement substantially in the form of Exhibit N.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“Pension Plan” means any Employee Benefit Plan, Title IV or other than a Multiemployer Plan, which is subject to Section 412 of the Internal Revenue Code, Title IV or Section 302 of ERISA.

“Permitted Acquisition” means any acquisition by Company or any of its wholly-owned Restricted Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided that:

(i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;

(ii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;

(iii) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of Company in connection with such acquisition shall be owned 100% by Company or a Guarantor Subsidiary thereof, and Company shall have taken, or caused to be taken, as of the date such Person becomes a Restricted Subsidiary of Company, each of the actions set forth in Sections 5.10 and/or 5.11, as applicable;

(iv) Company shall have delivered to Administrative Agent (A) at least five (5) Business Days prior to the consummation of such proposed acquisition, a Compliance Certificate evidencing compliance with Section 6.9, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.9; and

(v) any Person, assets or division as acquired in accordance herewith shall be engaged in a Permitted Business.

“Permitted Business” means any business or line of business engaged in by Company or any of its Subsidiaries on the Closing Date and any business reasonably related, ancillary or complimentary to the business in which Company of any of its Subsidiaries is engaged on the Closing Date.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Permitted Refinancing” means extensions, renewals, refinancings or replacements of any Indebtedness; provided that such extensions, renewals, refinancings or replacements (i) are on terms and conditions (including the terms and conditions of any guarantees of or other credit support for such Indebtedness and including, in the case of the Revolving Loan Agreement, the terms and conditions of the Intercreditor Agreement) not materially less favorable taken as a whole to Company and its Subsidiaries, the Agents and the Lenders than the terms and conditions of the Indebtedness being extended, renewed, refinanced or replaced, (ii) do not add as an obligor any Person that would not have been an obligor under the Indebtedness being extended, renewed replaced or refinanced, (iii) do not result in a greater principal amount or shorter remaining average life to maturity than the Indebtedness being extended, renewed replaced or refinanced, (iv) are not effected at any time when a Default or Event of Default has occurred and is continuing or would result therefrom, (v) are secured (if and only if the related initial Indebtedness was secured) by only the assets securing the related initial Indebtedness, (vi) in the case of the Revolving Loan Agreement, do not contain any other modifications or changes compared to the refinanced Indebtedness prohibited by Section 6.15(a) and (vii) in the case of the Subordinated Indebtedness, do not contain any modifications or changes compared to the refinanced Indebtedness otherwise prohibited by Section 6.16.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Phase I Report” means, with respect to any Facility, a report that (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental

Site Assessment Process, E 1527, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) includes an assessment of asbestos-containing materials at such Facility, (iv) is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated future Environmental Laws identified therein.

“Platform” as defined in Section 5.1(r).

“Pledge and Security Agreement (Term Loan)” means the Pledge and Security Agreement to be executed by Company and each Guarantor substantially in the form of Exhibit I, as it may be amended, supplemented or otherwise modified from time to time.

“Preferred Stock” means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prepayment Restrictions” as defined in Section 3.1(d)(iii).

“Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Principal Office” means such Person’s “Principal Office” as set forth on Appendix B, or such other office or office of a third party or sub-agent, as appropriate, as such Person may from time to time designate in writing to Company and each Lender.

“Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Initial Term Loan of any Initial Term Loan Lender, the percentage obtained by dividing (a) the Initial Term Loan Exposure of such Initial Term Loan Lender by (b) the aggregate Initial Term Loan Exposure of all Initial Term Loan Lenders; and (ii) with respect to all payments, computations and other matters relating to the Incremental Term Loan of any Incremental Term Loan Lender, the percentage obtained by dividing (a) the Incremental Term Loan Exposure of such Incremental Term Loan Lender by (b) the aggregate Incremental Term Loan Exposure of all Incremental Term Loan Lenders. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Initial Term Loan Exposure and the Incremental Term Loan Exposure of

that Lender, by (B) an amount equal to the sum of the aggregate Initial Term Loan Exposure and the aggregate Incremental Term Loan Exposure of all Lenders.

“Public Accountant” means KPMG LLP or another independent certified public accounting firm of nationally recognized standing selected by Holdings and reasonably satisfactory to Administrative Agent.

“Rating Agencies” means S&P and Moody’s.

“Real Estate Asset” means, at any time of determination, any interest (fee, leasehold or otherwise) then owned by any Credit Party in any real property.

“Record Document” means, with respect to any Leasehold Property, (i) the lease evidencing such Leasehold Property or a memorandum thereof, executed and acknowledged by the owner of the affected real property, as lessor, or (ii) if such Leasehold Property was acquired or subleased from the holder of a Recorded Leasehold Interest, the applicable assignment or sublease document (or in either case a memorandum thereof), executed and acknowledged by such holder, in each case in form sufficient to give such constructive notice upon recordation and otherwise in form reasonably satisfactory to Collateral Agent.

“Recorded Leasehold Interest” means a Leasehold Property with respect to which a Record Document has been recorded in all places necessary or desirable, in Administrative Agent’s reasonable judgment, to give constructive notice of such Leasehold Property to third-party purchasers and encumbrances of the affected real property.

“Reference Date” as defined in the definition of Available Amount.

“Register” as defined in Section 2.4(b).

“Regulation D” means Regulation D of the Board of Governors, as in effect from time to time.

“Regulation FD” means Regulation FD as promulgated by the SEC under the Securities Act and Exchange Act as in effect from time to time.

“Regulation S-X” means Regulation S-X as promulgated by the SEC under the Securities Act as in effect from time to time and as interpreted by the staff of the SEC.

“Regulation T” means Regulation T of the Board of Governors, as in effect from time to time.

“Regulation U” means Regulation U of the Board of Governors, as in effect from time to time.

“Regulation X” means Regulation X of the Board of Governors, as in effect from time to time.

“Related Agreements” means, collectively, the Closing Date Related Agreements and the Subsequent Related Agreements.

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Rent Adjusted Leverage Ratio” means the ratio, as of the last day of any Fiscal Quarter or other date of determination, of (i) the sum of (a) Consolidated Total Company Debt as of such day (or if such date of determination is not the last day of a Fiscal Quarter, as of the last day of the most recently ended Fiscal Quarter) and (b) the product of (x) eight (8) multiplied by (y) the Rent Expense as of such day (or if such date of determination is not the last day of a Fiscal Quarter, as of the last day of the most recently ended Fiscal Quarter) to (ii) the Consolidated Adjusted EBITDAR for the four-Fiscal Quarter period ending on such day (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the most recently ended Fiscal Quarter.

“Rent Expense” means, for any four consecutive Fiscal Quarter period, an amount equal to all Cash rent expenses for such period of Company and its Restricted Subsidiaries on a consolidated basis minus (i) Cash rent expense in connection with the Headquarters Lease, (ii) without duplication, cash sublease income and (iii) the amortization of deferred landlord or developer contributions to fixed or capital assets.

“Replacement Lender” as defined in Section 2.18.

“Required Prepayment Date” as defined in Section 2.11(c).

“Requisite Class Lenders” means, at any time of determination, (i) for the Class of Lenders having Initial Term Loan Exposure, Initial Term Loan Lenders holding more than 50% of the aggregate Initial Term Loan Exposure of such Class; and (ii) for each Class of Lenders having Incremental Term Loan Exposure, Incremental Term Loan Lenders holding more than 50% of the aggregate Incremental Term Loan Exposure of such Class.

“Requisite Lenders” means one or more Lenders having or holding Initial Term Loan Exposure and/or Incremental Term Loan Exposure and representing more than 50% of the sum of (i) the aggregate Initial Term Loan Exposure of all Initial Term Loan Lenders and (ii) the aggregate Incremental Term Loan Exposure of all Incremental Term Loan Lenders.

“Restricted Account” as defined in Section 3.1(w).

“Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding, except a dividend payable solely in shares of that Capital Stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of Capital Stock of Holdings or any of its Subsidiaries now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or Company now or hereafter outstanding; and (iv) any payment or prepayment of principal of, premium, if any, or interest (whether Cash or payment-in-kind) on, or redemption, purchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment with respect to, any Subordinated Indebtedness.

“Restricted Subsidiary” means, at any time, any direct or indirect Subsidiary of Company (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of “Restricted Subsidiary”.

“Retail” means Grace Holmes, Inc., a Delaware corporation doing business as J. Crew Retail.

“Revolving Administrative Agent” means the administrative agent (or Person acting in a similar capacity) under the Revolving Loan Documents, together with its permitted successors in such capacity.

“Revolving Collateral Agent” means the collateral agent (or Person acting in a similar capacity) under the Revolving Loan Documents, together with its permitted successors in such capacity.

“Revolving Loan Agreement” means the Amended and Restated Loan and Security Agreement, dated December 23, 2004, as amended as of October 10, 2005 by the First Amendment to the Amended and Restated Loan and Security Agreement, as amended as of May 15, 2006 by the Second Amendment to the Amended and Restated Loan and Security Agreement and First Amendment to Guarantee and as amended as of the date hereof by the Third Amendment to the Amended and Restated Loan and Security Agreement, by and among Company, Retail, Factory and J. Crew Inc., as borrowers, Holdings and International, as guarantors, the lenders party thereto, Wachovia, as administrative agent, Congress Financial Corporation, as collateral agent and Bank of America, N.A., as syndication agent, and certain other parties, as the same may be amended, supplemented or modified from time to time in accordance with the Intercreditor Agreement and Section 6.15.

“Revolving Loan Collateral” has the meaning assigned to the term “Revolving Credit Primary Collateral” in the Intercreditor Agreement.

“Revolving Loan Documents” means the Revolving Loan Agreement and all schedules, exhibits and annexes thereto and all side agreements affecting the terms thereof or entered into in connection therewith.

“Revolving Loans” means the loans outstanding from time to time under the Revolving Loan Agreement.

“Sale and Leaseback Transaction” means any arrangement with any Person providing for the leasing by Holdings, Company or any of its Restricted Subsidiaries of any real or tangible personal property, which property has been or is to be sold or transferred by Holdings, Company or such Restricted Subsidiary to such Person in contemplation of such leasing.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw Hill Companies, Inc. and any successor to its rating agency business.

“SEC” means the Securities and Exchange Commission of the United States of America.

“Second Amendment to the Revolving Loan Agreement” means the amendment to the Revolving Loan Agreement and amendment to guarantee, dated May 15, 2006.

“Second Priority” means, with respect to any Lien purported to be created in the Revolving Loan Collateral pursuant to any Collateral Document, that such Lien is subordinated solely to the Liens on such Collateral created by the Revolving Loan Documents and any Permitted Lien.

“Secured Parties” has the meaning assigned to that term in the Pledge and Security Agreement (Term Loan).

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Series A Preferred Stock” means Holdings’ 14 1/2% Series A Cumulative Preferred Stock.

“Series B Preferred Stock” means Holdings’ 14 1/2% Series B Cumulative Redeemable Preferred Stock.

“Series A and Series B Preferred Stock” means Series A Preferred Stock and Series B Preferred Stock.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the projections delivered to the Lenders on or prior to the Closing Date or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subject Transaction” as defined in Section 6.8(c).

“Subordinated Indebtedness” means the 5.0% Notes, the 13 1/8% Senior Discount Debentures and the Series A and Series B Preferred Stock.

“Subsequent Refinancing” shall mean (i) the purchase (and cancellation) and/or redemption in full of all or a portion of any of the 9 3/4% Senior Subordinated Notes remaining outstanding after the Closing Date, if any; (ii) the redemption or cancellation in full of all of the 13 1/8% Senior Discount Debentures remaining outstanding after the Closing Date, if any; (iii) the redemption in full all of the Series A and Series B Preferred Stock; and (iv) the payment of all premiums, fees, commissions and expenses related to the foregoing and the Subsequent Transactions.

“Subsequent Related Agreements” means, collectively, the IPO Documents, the TPG Stock Sale Documents and the TPG-MD Conversion Documents.

“Subsequent Transactions” shall mean each of the IPO, the TPG-MD Conversion, the TPG Stock Sale and the Incremental Term Loans.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, association, joint venture or other business entity of which more than

50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided that, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.

“Successor Entity” as defined in the definition of “Asset Sale.”

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided that “Tax on the overall net income” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Tender Offer” means the offer by Company to purchase any and all of the outstanding 9 3/4% Senior Subordinated Notes substantially on the terms and conditions referred to in the Tender Offer Documents.

“Tender Offer Documents” means Company’s Offer to Purchase and Consent Solicitation Statement relating to the 9 3/4% Senior Subordinated Notes, dated October 3, 2005 (as amended or supplemented from time to time), together with all agreements, instruments and documents related thereto.

“Term Loan” means an Initial Term Loan made by an Initial Term Loan Lender to Company pursuant to Section 2.1(a)(i) and an Incremental Term Loan made by an Incremental Term Loan Lender to Company pursuant to Section 2.20.

“Term Loan Collateral” means all Collateral other than the Revolving Loan Collateral.

“Term Loan Commitment” means the Initial Term Loan Commitment or the Incremental Term Loan Commitment of a Lender, or both, as applicable, and “Term Loan Commitments” means such commitments of all Lenders.

“Term Loan Note” means an Initial Term Loan Note or an Incremental Term Loan Note, or both, as applicable.

“Terminated Lender” as defined in Section 2.18.

“Third Amendment to the Revolving Loan Agreement” means the amendment to the Revolving Loan Agreement, dated the date hereof.

“Title Policy” as defined in Section 3.1(h)(iv).

“TPG” means TPG Partners II, L.P. and certain of its Affiliates.

“TPG Stock Sale” means the sale of Holding’s common stock with an aggregate purchase price equal to approximately $73,500,000 to TPG.

“TPG Stock Sale Documents” means that certain Purchase Agreement, dated August 16, 2005, by and among Holdings and TPG, pursuant to which the TPG Stock Sale shall be effected, together with all agreements, instruments and other documents related thereto.

“TPG-MD Conversion” means the conversion of all outstanding principal amount of and accrued and unpaid interest on the 5.0% Notes to common stock of Holdings at a conversion price of $6.82 per share, subject to customary anti-dilution adjustments, together with any amendment, restatement or other modification or replacement thereof.

“TPG-MD Conversion Documents” means that certain Letter Agreement, dated August 16, 2005, by and between Holdings and TPG-MD Investment, LLC, pursuant to which the TPG-MD Conversion shall be effected, together with all agreements, instruments and other documents related thereto.

“Trademark Security Agreement” means a Trademark Security Agreement substantially in the form of Exhibit O.

“Transactions” means the Closing Date Transactions and the Subsequent Transactions.

“Type of Loan” means, with respect to a Term Loan, a Base Rate Loan or a Eurodollar Rate Loan, as applicable.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York.

“Unrestricted Subsidiary” means (a) any Subsidiary of Company that at the time of determination is an Unrestricted Subsidiary (as designated by Company, as provided below) and (b) any Subsidiary of an Unrestricted Subsidiary.

Company may designate any Subsidiary of Company (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Capital Stock or Indebtedness of, or owns or holds any Lien on, any property of, Company or any Subsidiary of Company (other than any Subsidiary of the Subsidiary to be so designated); provided that (i) any Unrestricted Subsidiary must be an entity of which shares of the Capital Stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by Company, (ii) such designation complies with Section 6.7 and (iii) each of (A) the Subsidiaries to be so designated and (B) the Subsidiaries thereof has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which any lender has recourse to any of the assets of Company or any Restricted Subsidiary.

Company may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation (a) such Restricted Subsidiary shall become a Credit Party and shall comply with the provisions of Section 5.10 and (b) no Default shall have occurred and be continuing, and Company could incur at least $1.00 of additional Indebtedness pursuant to the Leverage/Preferred Stock Ratio test described in Section 6.1(a) immediately prior to such designation, in each case on a pro forma basis taking into account such designation.

Any such designation by Company shall be notified by Company by promptly delivering to Administrative Agent a copy of any applicable resolutions of Company’s board of directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing provisions. Notwithstanding the foregoing, as of the Closing Date, all of the Subsidiaries of Company will be Restricted Subsidiaries.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)), as amended from time to time.

“Wachovia” as defined in preamble hereto.

“Waivable Mandatory Prepayment” as defined in Section 2.11(c).

1.2. Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Section 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(f), if applicable). Subject to the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the Historical Financial Statements.

1.3. Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter. The term “license” shall include “sublicense” and likewise in the case of variations thereof.

SECTION 2. INITIAL TERM LOAN

2.1. Initial Term Loan.

(a) Loan Commitments. Subject to the terms and conditions hereof, each Initial Term Loan Lender severally agrees to make, on the Closing Date, an Initial Term Loan to Company in an amount equal to such Lender’s Initial Term Loan Commitment. Company may make only one borrowing under the Initial Term Loan Commitment which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.9(a) and 2.10, all amounts owed hereunder with respect to the Initial Term Loans shall be paid in full no later than the Initial Term Loan Maturity Date. Each Initial Term Loan Lender’s Initial Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Lender’s Initial Term Loan Commitment on such date.

(b) Borrowing Mechanics for Initial Term Loans.

(i) Company shall deliver to Administrative Agent a fully executed Funding Notice no later than 11:00 a.m. (New York City time) on the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing.

(ii) Each Initial Term Loan Lender shall make its Initial Term Loans available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in Dollars, at the Principal Office designated by Administrative Agent. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Initial Term Loans available to Company on the Closing Date by causing an amount of same day funds in Dollars equal to the proceeds of all such Initial Term Loans received by Administrative Agent from Initial Term Loan Lenders to be credited to the account of Company at the Principal Office designated by Administrative Agent or to such other account as may be designated by Company in writing to Administrative Agent.

2.2. Pro Rata Shares

(a) Pro Rata Shares. All Initial Term Loans shall be made, and all participations purchased, by Initial Term Loan Lenders simultaneously and proportionately to their respective Pro Rata Shares and all Incremental Term Loans shall be made, and all participations purchased, by Incremental Term Loan Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Term Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Term Loans requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date on which such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and Company shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the rate payable hereunder for Base Rate Loans for such Class of Term Loans. Nothing in this Section 2.2(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

2.3. Use of Proceeds. The proceeds of the Initial Term Loans shall be applied by Company: (a) to purchase (and cancel) and/or to redeem in full all or a portion of the 9 3/4% Senior Subordinated Notes pursuant to the Tender Offer and (b) to pay all premiums, fees, commissions and expenses related to the foregoing. Such proceeds shall have been so applied, except, in the case of clause (a), to the extent restricted from being so applied on the Closing Date pursuant to the Prepayment Restrictions. No portion of the proceeds of the Initial Term Loans shall be used in any manner that causes or might cause such Initial Term Loans or the application of such proceeds to violate Regulation U or Regulation X (other than Section 224.3(a)(1) thereof) or any other regulation of the Board of Governors (other than Regulation T, as to which the following sentence shall apply) or to violate the Exchange Act (other than pursuant to a violation of Regulation T or Section 224.3(a)(1) of Regulation X, as to which the following sentence shall apply). No portion of the proceeds of the Initial Term Loans shall be used in any manner that causes or might cause such Initial Term Loans or the application of such proceeds to violate, as of the initial funding of the Initial Term Loans on the Closing

Date, Regulation T or Section 224.3(a)(1) of Regulation X or to violate the Exchange Act (pursuant to a violation of Regulation T or Section 224.3(a)(1) of Regulation X).

2.4. Evidence of Debt; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of Company to such Lender, including the amounts of the Term Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided that the failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any applicable Loans; and provided further that, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent (or its agent or sub-agent appointed by it) shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Term Loans of each Lender from time to time (the “Register”). The Register, as in effect at the close of business on the preceding Business Day, shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record, or shall cause to be recorded, in the Register the Term Loans in accordance with the provisions of Section 10.6, and each repayment or prepayment in respect of the principal amount of the Term Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided that failure to make any such recordation, or any error in such recordation, shall not affect Company’s Obligations in respect of any Term Loans. Company hereby designates Administrative Agent to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.4, and Company hereby agrees that, to the extent Administrative Agent serves in such capacity, Administrative Agent and its officers, directors, employees, agents, sub-agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the applicable Credit Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the applicable Credit Date (or, if such notice is delivered after the applicable Credit Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Initial Term Loans or Incremental Term Loans, as the case may be.

2.5. Interest on Term Loans.

(a) Except as otherwise set forth herein, each Class of Term Loans shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows: (i) if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or (ii) if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;

(b) The basis for determining the rate of interest with respect to the Term Loans, and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by Company and notified to Administrative Agent and Lenders pursuant to the Funding Notice or Conversion/Continuation Notice, as the case may be; provided that the Initial Term Loans and the Incremental Term Loans initially shall be made as Base Rate Loans until the date which is five (5) Business Days following the Closing Date or the Incremental Term Loan Closing Date, as applicable. If on any day Term Loans are outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Term Loans shall be Base Rate Loans.

(c) In connection with Eurodollar Rate Loans there shall be no more than five (5) Interest Periods outstanding at any time. In the event Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, such Term Loans (if outstanding as Eurodollar Rate Loans) will be automatically converted into a Base Rate Loans on the last day of the then-current Interest Period for such Term Loans (or if outstanding as Base Rate Loans will remain as, or (if not then outstanding) will be made as, Base Rate Loans). In the event Company fails to specify an Interest Period for any Eurodollar Rate Loan in the Funding Notice or the applicable Conversion/Continuation Notice, Company shall be deemed to have selected an Interest Period of one month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Company and each Lender.

(d) Interest payable pursuant to Section 2.5(a) shall be computed (i) in the case of a Base Rate Loan, on the basis of a 365-day or 366-day year, as the case may be, and (ii) in the case of a Eurodollar Rate Loan, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on a Term Loan, the date of the making of such Term Loan or the first day of an Interest Period applicable to such Term Loan or the last Interest Payment Date with respect to such Term Loan or, with respect to a Base Rate Loan being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan, as the case may be, shall be included, and the date of payment of such Term Loan or the expiration date of an Interest Period applicable to such Term Loan or, with respect to a Base Rate Loan being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided that if a Term Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Term Loan.

(e) Except as otherwise set forth herein, interest on each Class of Term Loans (i) shall accrue on a daily basis and shall be payable in arrears on each Interest Payment Date with respect to interest accrued on and to each such payment date; (ii) shall accrue on a daily basis and shall be payable in arrears upon any prepayment of that Class of Term Loans, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) shall accrue on a daily basis and shall be payable in arrears at maturity, including final maturity; provided, however, that with respect to any voluntary prepayment of a Base Rate Loan, accrued interest shall instead be payable on the applicable Interest Payment Date.

2.6. Conversion/Continuation.

(a) Subject to Section 2.14 and so long as no Default or Event of Default shall have occurred and then be continuing, Company shall have the option:

(i) to convert at any time all or any part of any Term Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount from one Type of Loan to another Type of Loan; provided that a Eurodollar Rate Loan may only be converted on the expiration of the Interest Period applicable to such Eurodollar Rate Loan unless Company shall pay all amounts due under Section 2.14 in connection with any such conversion; or

(ii) upon the expiration of any Interest Period applicable to any Eurodollar Rate Loan, to continue all or any portion of such Eurodollar Rate Loan equal to $5,000,000 and integral multiples of $1,000,000 in excess of that amount as a Eurodollar Rate Loan.

(b) Company shall deliver a Conversion/Continuation Notice to Administrative Agent no later than 10:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and Company shall be bound to effect a conversion or continuation in accordance therewith.

2.7. Default Interest. Upon the occurrence and during the continuance of an Event of Default under Section 8.1(a), the principal amount of all Term Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Term Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Term Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for Base Rate Loans); provided that in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the interest rate otherwise payable hereunder for the applicable Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.7 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

2.8. Repayment. The principal amount of the Initial Term Loans shall be repaid in consecutive quarterly installments equal to 1.0% per annum of the Initial Designated Principal Balance on each quarterly scheduled Interest Payment Date applicable to Term Loans, commencing September 30, 2006; provided that in the event any Incremental Term Loans are made, such Incremental Term Loans shall be repaid on the four scheduled quarterly Interest Payment Dates in each year, commencing on the first such date following the Incremental Term Loan Closing Date, in an amount equal to (i) the Incremental Designated Principal Balance, times (ii) the ratio (expressed as a percentage) of (a) the amount of the Initial Term Loans being repaid on such Interest Payment Date pursuant to this Section 2.8 to (b) the total aggregate principal amount of all other Term Loans outstanding on the Incremental Term Loan Closing Date (each such payment of an Initial Term Loan and an Incremental Term Loan, an “Installment”). Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Term Loans in accordance with Section 2.11; and (y) the Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the applicable Maturity Date.

2.9. Voluntary Prepayments.

(a) Any time and from time to time:

(i) with respect to Base Rate Loans, Company may prepay any such Base Rate Loans on any Business Day in whole or in part, in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount; and

(ii) with respect to Eurodollar Rate Loans, Company may prepay any such Eurodollar Rate Loans: on any Business Day in whole or in part in an aggregate minimum amount of $2,000,000 and integral multiples of $1,000,000 in excess of that amount.

(b) All such prepayments shall be made:

(i) upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans; and

(ii) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans;

in each case given to Administrative Agent, by 12:00 p.m. (New York City time) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for prepayment, by telefacsimile or telephone to each applicable Lender), as the case may be. Upon the giving of any such notice, the principal amount of the Term Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.11(a).

2.10. Mandatory Prepayments.

(a) Asset Sales. No later than the third Business Day following the date of receipt by Holdings, Company or any of its Restricted Subsidiaries of any Net Asset Sale Proceeds, Company shall prepay the Term Loans as set forth in Section 2.11(b) in an aggregate amount equal to such Net Asset Sale Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Restricted Subsidiaries, to invest Net Asset Sale Proceeds within three hundred and sixty days of receipt thereof in long-term productive assets of the general type used in the business of Company and its Restricted Subsidiaries; provided further that Company or the applicable Restricted Subsidiary thereof shall have an additional one hundred and eighty (180) days to complete such reinvestment if (w) the intended purchase or improvement cannot be completed within such three hundred and sixty-day period after its receipt of such Net Asset Sale Proceeds, (x) Company or the applicable Restricted Subsidiary thereof shall have entered into binding commitments with third parties to complete such reinvestment, (y) Company or the applicable Restricted Subsidiary diligently pursues the completion of such reinvestment as soon as is reasonably practicable and (z) Company, during such three hundred and sixty-day period, delivers a certificate of an Authorized Officer to Administrative Agent certifying as to compliance with clauses (w) through (z) hereof; and provided further that pending any such reinvestment, all such Net Asset Sale Proceeds may be applied to prepay Revolving Loans to the extent outstanding (without a reduction in commitments under the Revolving Loan Agreement).

(b) Insurance/Condemnation Proceeds. No later than the third Business Day following the date of receipt by Holdings, Company or any of its Restricted Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds, Company shall prepay the Term Loans as set forth in Section 2.11(b) in an aggregate amount equal to such Net Insurance/Condemnation Proceeds; provided that so long as no Default or Event of Default shall have occurred and be continuing, Company shall have the option, directly or through one or more of its Restricted Subsidiaries to invest such Net Insurance/Condemnation Proceeds within three hundred and sixty days of receipt thereof in long term productive assets of the general type used in the business of Company and its Restricted Subsidiaries, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further that Company or the applicable Restricted Subsidiary thereof shall have an additional one hundred and eighty (180) days to complete such reinvestment if (w) the intended purchase or improvement cannot be completed within such three hundred and sixty-day period after its receipt of such Net Insurance/Condemnation Proceeds, (x) Company or the applicable Restricted Subsidiary thereof shall have entered into binding commitments with third parties to complete such reinvestment, (y) Company or the applicable Restricted Subsidiary diligently pursues the completion of such reinvestment as soon as is reasonably practicable and (z) Company, during such three hundred and sixty-day period, delivers a certificate of an Authorized Officer to Administrative Agent certifying as to compliance with clauses (w) through (z) hereof; and provided further that pending any such reinvestment, all such Net Insurance/Condemnation

Proceeds may be applied to prepay Revolving Loans to the extent outstanding (without a reduction in commitments under the Revolving Loan Agreement).

(c) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2006), Company shall, no later than ninety (90) days after the end of such Fiscal Year, prepay the Term Loans as set forth in Section 2.11(b) in an aggregate amount equal to 50% of such Consolidated Excess Cash Flow; provided that during any Fiscal Year in which the Leverage/Preferred Stock Ratio (determined for any such Fiscal Year by reference to the Compliance Certificate delivered pursuant to Section 5.1(e) calculating the Leverage/Preferred Stock Ratio as of the last day of such Fiscal Year) shall be 2.00:1.00 or less, Company shall not be required to make the prepayments and/or reductions otherwise required hereby.

(d) Prepayment Certificate. Concurrently with any prepayment of the Term Loans pursuant to Sections 2.10(a) through 2.10(c), Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable Net Asset Sale Proceeds, Net Insurance/Condemnation Proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, Company shall promptly make an additional prepayment of the Term Loans in an amount equal to such excess, and Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.

2.11. Application of Prepayments.

(a) Application of Voluntary Prepayments. Any prepayment of any Term Loan pursuant to Section 2.9 shall be applied among Initial Term Loans and Incremental Term Loans, on a pro rata basis. Any prepayment of the Term Loans pursuant to Section 2.9 shall be further applied to reduce the scheduled Installments due within the next twelve months (in chronological order) in accordance with the respective outstanding principal amounts thereof; and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal (including payments on the applicable Maturity Date) on such Term Loans.

(b) Application of Mandatory Prepayments. Any prepayment of any Loan pursuant to Section 2.10(a) through 2.10(c) shall be applied among Initial Term Loans and Incremental Term Loans, on a pro rata basis. Any amount required to be paid pursuant to Sections 2.10(a) through 2.10(c) shall be further applied to reduce the scheduled Installments due within the next twelve months (in chronological order) in accordance with the respective outstanding principal amounts thereof; and further applied on a pro rata basis to reduce the scheduled remaining Installments of principal (including payments on the applicable Maturity Date) on such Term Loans.

(c) Waivable Mandatory Prepayment. Anything contained herein to the contrary notwithstanding, so long as any Term Loan is outstanding, in the event that Company is required to make any mandatory prepayment pursuant to Section 2.10 (a “Waivable Mandatory Prepayment”) of the Term Loans, not less than three (3) Business Days prior to the date on which Company is required to make such Waivable Mandatory Prepayment (the “Required Prepayment Date”), Company shall notify Administrative Agent of the amount of such prepayment, and Administrative Agent shall promptly thereafter notify each Lender holding any outstanding Term Loans of the amount of such Lender’s Pro Rata Share of such Waivable Mandatory Prepayment and such Lender’s option to refuse such amount. Each such Lender may exercise such option by giving written notice to Company and Administrative Agent of its election to do so on or before the first Business Day prior to the Required Prepayment Date (it being understood that any Lender which does not notify Company and Administrative Agent of its election to exercise such option on or before the first Business Day prior to the Required Prepayment Date shall be deemed to have elected, irrevocably, not to exercise such option). On the Required Prepayment Date, Company shall pay to Administrative Agent such portion of the amount of the Waivable Mandatory Prepayment as is equal to the portion of the Waivable Mandatory Prepayment payable to those Lenders that have elected, or are deemed, not to exercise such option, which payment shall be applied to prepay the Term Loans of such Lenders (which prepayment shall be further applied to reduce the scheduled Installments in accordance with Section 2.11(b)). Company may retain an amount equal to that portion of the Waivable Mandatory Prepayment otherwise payable to those Lenders that have elected to exercise such option.

(d) Application of Prepayments of Term Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Term Loans being prepaid separately, any prepayment of Term Loans shall be applied first to Base Rate Loans to the full extent thereof before being applied to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by Company pursuant to Section 2.14(c).

2.12. General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at the Principal Office designated by Administrative Agent for the account of Lenders; for purposes of computing interest and fees, funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Term Loans shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.

(c) Administrative Agent (or its agent or sub-agent appointed by it) shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender

makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.

(e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder with respect to any Term Loan shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day, and such extension of time shall be included in the computation of the payment of interest hereunder.

(f) Company hereby authorizes Administrative Agent to charge Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(g) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) to be a non-conforming payment. Any such non-conforming payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time when such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.7 from the date on which such amount was due and payable until the date on which such amount is paid in full.

(h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 7.2 of the Pledge and Security Agreement (Term Loan).

(i) All prepayments hereunder may be made without penalty or premium except as otherwise provided in Sections 2.14, 2.15 and 2.16.

2.13. Ratable Sharing. Lenders hereby agree among themselves that, except as otherwise provided in the Collateral Documents with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of the Term Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as Cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided that if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.14. Making or Maintaining Eurodollar Rate Loans.

(a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent shall have reasonably determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Term Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by telefacsimile or by telephone confirmed in writing) to Company and each Lender of such determination, whereupon (i) no Term Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies Company and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by Company with respect to the Term Loans in respect of which such determination was made shall be deemed to be rescinded by Company.

(b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with Company and Administrative Agent) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline or order (or would conflict with any such treaty, governmental rule, regulation, guideline or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by telefacsimile or by telephone confirmed in writing) to Company and Administrative Agent of such determination together with a reasonably detailed description of the basis therefor (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of such Affected Lender to make the applicable Term Loans as, or to convert the Term Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by such Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by Company pursuant to the Funding Notice or a Conversion/Continuation Notice, such Affected Lender shall make such Term Loans as (or continue such Term Loans as or convert such Term Loans to, as the case may be) a Base Rate Loan, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into Base Rate Loans on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by Company pursuant to a Funding Notice or a Conversion/Continuation Notice, Company shall have the option, subject to the provisions of Section 2.14(c), to rescind the Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by telefacsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.14(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Term Loans as, or to convert the Term Loans to, Eurodollar Rate Loans in accordance with the terms hereof.

(c) Compensation for Breakage or Non-Commencement of Interest Periods. Company shall compensate each Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to Lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for such conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to those Term Loans; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by Company.

(d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender.

(e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.14 and under Section 2.15 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, that each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.14 and under Section 2.15.

2.15. Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.16 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall reasonably determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof (or in the case of any Lender that becomes a party after the Closing Date, the date that such Lender becomes a party hereto), or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax (A) in respect of which additional amounts are payable pursuant to Section 2.16, or (B) on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining the Term Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.15(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have reasonably determined that the adoption, effectiveness, phase-in or applicability after the Closing Date (or in the case of any Lender that becomes a party after the Closing Date, the date that such Lender becomes a party hereto) of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Term Loans, or participations therein or other obligations hereunder with respect to the Term Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.15(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(c) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Company shall not be required to compensate a Lender pursuant to this Section 2.15 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Company of such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

2.16. Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment (other than any Excluded Tax).

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law, rule or regulation to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Credit Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) as soon as practicable after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence reasonably satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided that no such additional amount shall be required to be paid to any Lender under clause (iii) above with respect to Excluded Taxes.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement or the Joinder Agreement, as applicable, pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax or, in the case of a Lender to whom payments under the Credit Documents are not eligible for a complete exemption, to establish that such Lender is eligible for a reduced rate of deduction or withholding in respect of United States federal income tax, with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver Internal Revenue Service Form W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender or (iii) two original copies of Internal Revenue Service Form W-8IMY (or any successor form), properly completed and duly executed by such Lender (together with forms listed under clauses (i) or (ii) hereof, as may be required), and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.16(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI , or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8BEN (or any successor form) or two new original copies of Internal Revenue Service Form W-8IMY (or any successor form) (together with forms listed under clauses (i) or (ii) hereof, as may be required), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax or, in the case of a Lender to whom payments under the Credit Documents are not eligible for a complete exemption, to establish that such Lender is eligible for a reduced rate of deduction or withholding in respect of United States federal income tax, with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Notwithstanding anything to the contrary in this Agreement, if a Lender shall have satisfied the requirements of this Section 2.16(c) on the Closing Date or on the date of the Assignment Agreement or Joinder Agreement pursuant to which it became a Lender, as applicable, Company shall not be relieved of its obligation to pay any additional amounts pursuant this Section 2.16 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding or is subject to a reduced rate of withholding as described herein. Each Lender that is a United States Person agrees to complete and deliver to Company a statement signed by an authorized signatory of the Lender to the effect that it is a United States Person together with a duly completed and executed copy of Internal Revenue Service Form W-9 or successor form establishing that the Lender is not subject to U.S. backup withholding tax. Company shall not be required to pay any additional amount to any U.S. Lender under Section 2.16(b)(iii) if such Lender shall have failed to deliver such form.

(d) Evidence of Exemption From or Reduction in Non-U.S. Withholding Tax. Each Lender agrees to comply with any certification, identification, information, documentation or other reporting requirement if such compliance is required by law, regulation, administrative practice or an applicable treaty as a precondition to, exemption from, or reduction in the rate of deduction or withholding of any Taxes imposed by a jurisdiction outside the United States for which Company is required to pay additional amounts pursuant to this Section 2.16, provided that (i) such Lender is legally entitled to complete, execute and deliver such documentation; (ii) in such Lender’s reasonable judgment such completion, execution or submission would not be a material administrative burden to such Lender; and (iii) at least 30 days prior to the first payment date with respect to which Company shall apply this clause (d), Company shall have notified a Lender that such Lender will be required to comply with such requirement.

2.17. Obligation to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Term Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.14, 2.15 or 2.16, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Term Loans, including any Affected Loans, through another lending office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if (A) as a result, the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.14, 2.15 or 2.16 would be avoided or materially reduced, and (B) if such Lender determines in its sole discretion, the making, issuing, funding or maintaining of such Term Loans through such other lending office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Term Loans or the interests of such Lender; provided that such Lender will not be obligated to utilize such other office pursuant to this Section 2.17 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.17 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

2.18. Removal or Replacement of a Lender. Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.14, 2.15 or 2.16, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after Company’s request for such withdrawal; or (b) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender or Non-Consenting Lender (the “Terminated Lender”), Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Term Loans in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6 and such Terminated Lender shall pay any fees payable thereunder in connection with such assignment; provided that (1) on the date of such assignment, the Replacement Lender shall pay to such Terminated Lender an amount equal to the principal of, and all accrued interest on, all outstanding Term Loans of the Terminated Lender; (2) on the date of such assignment, Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.14(c), 2.15 or 2.16; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender. Upon the prepayment of all amounts owing to any Terminated Lender, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided that any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.

2.19. Fees. Company agrees to pay Agents such fees in the amounts and at the times separately agreed upon in writing.

2.20. Incremental Facility.

(a) At any time on or prior to the earlier of December 31, 2006 and the closing of an IPO, Company may by written notice to Administrative Agent elect, on a one-time basis, to request the establishment of new term loan commitments (the “Incremental Term Loan Commitments”) in an aggregate amount not in excess of $100,000,000. Such notice shall specify (A) the date (the “Incremental Term Loan Closing Date”) on which Company proposes that the Incremental Term Loan Commitments shall be effective, which shall be a date not less than ten (10) Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Incremental Term Loan Lender that is an Eligible Assignee to whom Company proposes any portion of such Incremental Term Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the Incremental Term Loan Commitments may elect or decline, in its sole discretion, to provide any Incremental Term Loan Commitment. Such Incremental Term Loan Commitments shall become effective as of such Incremental Term Loan Closing Date; provided that (1) no Default or Event of Default shall exist on such Incremental Term Loan Closing Date before or after giving effect to such Incremental Term Loan Commitments; (2) both before and after giving effect to the making of the Incremental Term Loans, each of the conditions set forth in the Joinder Agreement shall be satisfied; (3) Holdings and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.8 as of the last day of the most recently ended Fiscal Quarter for which financial statements are required to be delivered hereunder after giving effect to such Incremental Term Loan Commitments; (4) the Incremental Term Loan Commitment shall be effected pursuant to the Joinder Agreement, which shall be recorded in the Register and each Incremental Term Loan Lender shall be subject to the requirements set forth in Section 2.16(c); (5) Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction related to the Incremental Term Loan Commitments or the Incremental Term Loans; (6) the IPO shall have been consummated or shall be consummated concurrently with the making of the Incremental Term Loans, and the proceeds of the Incremental Term Loans, together with the proceeds of the other Subsequent Transactions, Cash available on the Incremental Tranche Closing Date and advances under the

Revolving Loan Agreement, if any, shall be used on the Incremental Term Loan Closing Date to effect the Subsequent Refinancing; and (7) immediately upon consummation of the Subsequent Transactions, there shall be Available Liquidity under the Revolving Loan Agreement in an amount not less than $35,000,000. Company may make only one borrowing under the Incremental Term Loan Commitment which shall be on the Incremental Term Loan Closing Date.

(b) On the Incremental Term Loan Closing Date, subject to the satisfaction of the foregoing terms and conditions, (i) each Incremental Term Loan Lender shall make a Term Loan to Company (an “Incremental Term Loan”) in an amount equal to its Incremental Term Loan Commitment, and (ii) each Incremental Term Loan Lender shall become a Lender hereunder with respect to the Incremental Term Loan Commitment and the Incremental Term Loans made pursuant thereto.

(c) Administrative Agent shall notify Lenders promptly upon receipt of Company’s notice of the Incremental Term Loan Closing Date and in respect thereof the Incremental Term Loan Commitments and the Incremental Term Loan Lenders, subject to the assignments contemplated by this Section 2.20.

(d) The terms and provisions of the Incremental Term Loans and Incremental Term Loan Commitments shall be, except otherwise set forth herein or in the Joinder Agreement, identical to those of the Initial Term Loans. In any event (i) the Incremental Term Loan Maturity Date shall not be earlier than the Initial Term Loan Maturity Date and (ii) the Applicable Margin for the Incremental Term Loans shall be determined by Company and the Incremental Term Loan Lenders and shall be set forth in the Joinder Agreement; provided, however, that if the Applicable Margin for the Incremental Terms Loans at any given date shall exceed the Applicable Margin that is then applicable to the Initial Term Loans by at least 0.25% per annum (it being understood that any such excess margin may take the form of original issue discount (“OID”), with OID being equated to the interest rates in a manner determined by Administrative Agent based on an assumed four-year life to maturity), the Applicable Margin for the Initial Term Loans shall be increased from and after such date by an amount equal to the Applicable Margin for the Incremental Term Loans from and after such date less 0.25% (giving effect to any OID issued in connection with such Term Loans). The Joinder Agreement may, without the consent of any Initial Term Loan Lenders, effect such amendments to this Agreement and the other Credit Documents as the parties thereto may agree to, increase the percentage of Consolidated Excess Cash Flow required to be prepaid to all Classes of Term Loans pursuant to Section 2.10(c), introduce prepayment premiums for optional prepayments of all Classes of Term Loans, and tighten or reduce any Rent Adjusted Leverage Ratio required to be met pursuant to Section 6.8(b), or make such technical or administrative changes as may be necessary or appropriate, in the reasonable judgment of Administrative Agent, to implement the provisions of this Section 2.20.

SECTION 3. CONDITIONS PRECEDENT

3.1. Closing Date. The obligation of any Lender to make the Initial Term Loan on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Credit Documents. Administrative Agent shall have received sufficient copies of counterparts of each Credit Document originally executed and delivered by an Authorized Officer on behalf of each applicable Credit Party (or facsimiles thereof, followed promptly by originals) for each Lender listed on the signature page herefor.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) a copy of each Organizational Document of each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the Authorized Officer(s) of each Credit Party executing the Credit Documents; (iii) a copy of resolutions of the board of directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement, the other Credit Documents and the Closing Date Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each material jurisdiction in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Holdings and its Subsidiaries shall be as set forth on Schedules 4.1 and 4.2.

(d) Consummation of Closing Date Transactions Contemplated by Closing Date Related Agreements.

(i) (A) All conditions to the Closing Date Transactions set forth in the Closing Date Related Agreements shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent and (B) the Closing Date Transactions shall have become effective in accordance with the terms of the Closing Date Related Agreements.

(ii) Administrative Agent shall have received a fully executed or conformed copy of each Closing Date Related Agreement and any documents executed in connection therewith, together with copies of each of the opinions of counsel delivered to the parties thereto under the Closing Date Related Agreements, accompanied by a letter from each such counsel (to the extent not inconsistent with such counsel’s established internal policies) authorizing Lenders to rely upon such opinion to the same extent as though it were addressed to Lenders. Each Closing Date Related Agreement shall be in full force and effect, shall include terms and provisions reasonably satisfactory to Administrative Agent and no provision thereof shall have been modified or waived in any respect determined by Administrative Agent to be material, in each case without the consent of Administrative Agent.

(iii) The proceeds of the Closing Date Transactions, together with Cash available on the Closing Date, shall be sufficient: (A) to purchase (and cancel) and/or to redeem in full all of the 9 3/4% Senior Subordinated Notes and (B) to pay all premiums, fees, commissions and expenses related to the foregoing and the Closing Date Transactions, and such proceeds shall have been so applied, except in the case of clause (A) to the extent restricted from being so applied on the Closing Date pursuant to notice restrictions relating to prepayment or redemptions, as applicable, set forth in the documentation governing such indebtedness (the “Prepayment Restrictions”).

(iv) The loan and collateral documents governing the Revolving Loan Agreement shall have been amended pursuant to the Second Amendment to the Revolving Loan Agreement and the Third Amendment to the Revolving Loan Agreement in form and substance acceptable to the Initial Term Loan Lenders.

(v) To the extent not purchased (and cancelled) or repaid in full, the definitive documents governing the 9 3/4% Senior Subordinated Notes shall have been amended, in each case in form and substance satisfactory to the Initial Term Loan Lenders, (A) to permit the incurrence and performance by Company and the Guarantors of the Term Loans and the other Obligations hereunder, (B) to release all Liens over any collateral securing the 9 3/4% Senior Subordinated Notes, (C) to permit the incurrence of the Liens of Collateral Agent on the Loan Collateral, and (D) to subordinate (on customary terms, reasonably acceptable to Administrative Agent and Collateral Agent) all obligations under the 9 3/4% Senior Subordinated Notes to the Obligations of Company and each Guarantor hereunder.

(vi) The definitive documents governing the 5.0% Notes shall have been amended, in form and substance satisfactory to the Initial Term Loan Lenders, to subordinate (on customary terms, reasonably acceptable to Administrative Agent and Collateral Agent) all obligations under the 5.0% Notes to the obligations of Company and each Guarantor hereunder.

(vii) A notice of redemption shall have been issued and delivered by Company to the holders (other than Holdings) of the 13 1/8% Senior Discount Debentures, in accordance with (and within the most immediate time periods permitted by) Sections 3.03 and 3.07 of the indenture (as supplemented and amended as of the date hereof) governing the 13 1/8% Senior Discount Debentures.

(viii) All Indebtedness of Company to Holdings outstanding under the 13 1/8% Senior Discount Debentures shall have been cancelled.

(e) Existing Indebtedness. On the Closing Date, (i) there shall be no indebtedness of Holdings or any of its subsidiaries other than as acceptable to the Initial Term Loan Lenders (and other than (w) the Initial Term Loans, (x) indebtedness under the Revolving

Loan Agreement, (y) indebtedness outstanding under the Existing Indebtedness (other than the 9 3/4% Subordinated Notes) and the Series A and Series B Preferred Stock and (z) indebtedness outstanding under the 9 3/4% Subordinated Notes, if any, up to an amount, in the case of clause (z), equal to the amount of funds deposited into a Restricted Account, if required to be established); and (ii) all other pre-existing indebtedness for borrowed money of Holdings and its subsidiaries (excluding, for the avoidance of doubt, trade payables incurred in the ordinary course of business) shall have been repaid or repurchased in full, all commitments related thereto shall have been terminated (other than the indebtedness described in clauses (w), (x), (y) and (z) above), and all Liens related thereto shall have been terminated or released, in each case on terms satisfactory to the Initial Term Loan Lenders (other than Liens in connection with the Revolving Loan Agreement, as amended or otherwise modified as required above and in accordance with the terms hereof). Holdings and its Subsidiaries shall have delivered to Administrative Agent all documents or instruments necessary to release all Liens securing Existing Indebtedness (other than Indebtedness under the Revolving Loan Agreement) or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date.

(f) Closing Date Transaction Costs. On or prior to the Closing Date, Company shall have delivered to Administrative Agent (i) Company’s reasonable best estimate of the Closing Date Transaction Costs (other than fees payable to any Agent) and (ii) a funds flow memorandum with respect to the transactions contemplated hereby reasonably acceptable to Administrative Agent.

(g) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all necessary consents of other Persons in connection with the consummation of the Closing Date Transactions and the transactions contemplated by the Credit Documents and the Closing Date Related Agreements, and each of such Governmental Authorizations and consents shall be in full force and effect and in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent Government Authority which would restrain, prevent or otherwise impose adverse conditions on the Closing Date Transactions and the transactions contemplated by the Credit Documents or the Closing Date Related Agreements or the financing thereof, and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable Government Authority to take action to set aside the related Governmental Authorizations on its own motion shall have expired.

(h) Real Estate Assets. In order to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in certain Material Real Estate Assets, Collateral Agent shall have received from Company and each applicable Guarantor:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(h)(i) (each, a “Closing Date Mortgaged Property”);

(ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) in each state in which a Closing Date Mortgaged Property is located with respect to the enforceability of the form(s) of Mortgages to be recorded in such state and such other matters as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent;

(iii) in the case of each Leasehold Property, if any, that is a Closing Date Mortgaged Property, (A) a Landlord Consent and Estoppel and (B) evidence that such Leasehold Property is a Recorded Leasehold Interest;

(iv) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent and (B) evidence satisfactory to Collateral Agent that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;

(v) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, in form and substance reasonably satisfactory to Collateral Agent; and

(vi) Surveys of all Closing Date Mortgaged Properties, in form and substance reasonably satisfactory to Collateral Agent, which are not Leasehold Properties, certified to Collateral Agent and dated not more than thirty days prior to the Closing Date.

(i) Personal Property Collateral. In order to create in favor of Collateral Agent, for the benefit of Lenders, a valid, perfected First Priority security interest in the personal property Term Loan Collateral and a Second Priority security interest in the personal property Revolving Loan Collateral, Collateral Agent shall have received:

(i) evidence satisfactory to Collateral Agent of the compliance by each Credit Party of their obligations under the Pledge and Security Agreement (Term Loan) and the other Collateral Documents (including, without limitation, their obligations to file UCC financing statements and execute and deliver originals of securities, instruments and chattel paper and any agreements governing deposit and/or securities accounts as provided therein);

(ii) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent, of all effective UCC financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC termination statements (or similar documents) duly executed or authorized by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);

(iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent) with respect to the creation and perfection of the security interests in favor of Collateral Agent in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party is located (within the meaning of Section 9-307 of the UCC) as Collateral Agent may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent; and

(iv) evidence that each Credit Party shall have taken or caused to be taken any other action, executed and delivered or caused to be executed and delivered any other agreement, document and instrument (including without limitation, (A) a Landlord Personal Property Collateral Access Agreement executed by the landlord of any Leasehold Property and by the applicable Credit Party and (B) any intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(c)) and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent.

(j) Environmental Reports. Administrative Agent shall have received reports and other information, in form, scope and substance satisfactory to Administrative Agent, regarding environmental matters relating to the Facilities, which reports shall include a Phase I Report for each of the Facilities specified by Administrative Agent.

(k) Financial Statements. At least 2 days prior to the Closing Date, the Initial Term Loan Lenders shall have received from Company a copy of each of (i) the Historical Financial Statements, and (ii) the pro forma consolidated balance sheet of Company and its Subsidiaries as at the Closing Date, which shall reflect the pro forma consummation of the Closing Date Transactions to occur on or prior to the Closing Date, which pro forma financial statements shall meet the requirements of Regulation S-X for Form S-1 registration statements (as modified by any waiver of such requirements obtained from the SEC) and be in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent.

(l) Evidence of Insurance. Collateral Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming Collateral Agent, for the benefit of the Secured Parties, as additional insured and loss payee thereunder to the extent required under Section 5.5.

(m) Opinions of Counsel to the Credit Parties. Administrative Agent shall have received sufficient copies of originally executed opinions of counsel for each Lender (and each Credit Party hereby instructs such counsels to deliver such opinions to Administrative Agent, which shall forward such opinions to each Lender) as follows: (i) Cleary Gottlieb Steen & Hamilton LLP, as special Delaware corporate and New York counsel to the Credit Parties, in the form of Exhibit D-1, (ii) Arlene Hong, as General Counsel of Holdings with respect to Delaware corporate and New York law, in the form of Exhibit D-2, (iii) Gibbons, Del Deo, Dolan, Griffinger & Vecchione, as special New Jersey counsel to J. Crew Inc., in the form of Exhibit D-3, and (iv) Richards, Layton & Finger, P.A., as special Delaware UCC counsel to the Credit Parties, in the form of Exhibit D-4, each dated as of the Closing Date.

(n) Solvency Certificate; Solvency Appraisal. On the Closing Date, the Initial Term Loan Lenders shall have received a Solvency Certificate from Company dated the Closing Date and addressed to Agents and such Initial Term Loan Lenders, and in form, scope and substance satisfactory to Lenders, with appropriate attachments and demonstrating that after giving effect to the consummation of the Closing Date Transactions and the related transactions contemplated by the Credit Documents and the Revolving Loan Agreement to occur on or prior to the Closing Date, Company is and will be Solvent.

(o) Closing Date Certificate. Holdings and Company shall have delivered to Administrative Agent and Syndication Agent an originally executed Closing Date Certificate, together with appropriate attachments thereto.

(p) [Reserved]

(q) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding pending or threatened in any court of competent jurisdiction or before any arbitrator or Governmental Authority (including, without limitation, with respect to any environmental matters) that, in the reasonable opinion of Administrative Agent and Syndication Agent, singly or in the aggregate, restrains, prevents or otherwise imposes materially adverse conditions on the transactions contemplated by the Credit Documents and the Revolving Loan Documents, or that could reasonably be expected to have a Material Adverse Effect.

(r) [Reserved]

(s) “Know-Your-Customer” Documents. Each of GSCP, Wachovia and Bear Stearns Corporate Lending Inc. shall have received all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act.

(t) Consolidated Total Debt. On the Closing Date, and after giving pro forma effect to the Closing Date Transactions and the use of proceeds described herein, the total amount of Consolidated Total Debt plus the redemption value of any Preferred Stock of

Holdings or its Subsidiaries held by any Person other than Holdings and its wholly-owned Subsidiaries (net of any Cash on the balance sheet of Company that has been deposited into the Restricted Account for purposes of application to prepay or redeem any such Indebtedness as described under Section 3.1(w)) shall not exceed $750,000,000.

(u) Revolving Loans. Immediately upon consummation of the Closing Date Transactions, there shall be Available Liquidity under the Revolving Loan Agreement in an amount not less than $35,000,000.

(v) Performance of Obligations. All fees and reasonable, documented and out-of-pocket costs and expenses (including, without limitation, reasonable legal fees and expenses of a single law firm acting as counsel to all Lenders (as well as and documented, reasonable legal fees and expenses of local counsel, not to exceed one in each applicable jurisdiction), title premiums, survey charges and recording taxes and fees) and other compensation contemplated by the Commitment Letter and the Fee Letter payable to Agents and the Lenders shall have been paid to the extent due and Company shall have complied in all material respects with all of its other obligations under the Commitment Letter and the Fee Letter.

(w) Restricted Funds. To the extent, in light of the Prepayment Restrictions described in Section 3.1(d)(iii) (and following the consummation of the Tender Offer), any portion of the proceeds from the Closing Date Transactions, in Company’s reasonable judgment, cannot be applied as set forth in clause (A) of Section 3.1(d)(iii) on the Closing Date, (A) Company shall have delivered any requisite notices to prepay all remaining outstanding 9 3/4% Senior Subordinated Notes (and such notices shall be irrevocable and unconditional) and (B) proceeds from the Closing Date Transactions in an amount not less than (1) the amount necessary to prepay the 9 3/4% Senior Subordinated Notes that shall remain outstanding immediately following the Closing Date shall have been deposited into a restricted account (the “Restricted Account”) at GSCP, or an Affiliate thereof (or otherwise at an account with a financial institution designated by the Administrative Agent), governed by a collateral account pledge and control agreement (the “Account Pledge Agreement”) and (x) such Restricted Account and the Cash contained therein shall have been pledged as collateral solely for the benefit of the Secured Parties, (y) such Account Pledge Agreement and related collateral documents shall be in form and substance satisfactory to Administrative Agent, or an Affiliate thereof and (z) such Account Pledge Agreement shall provide, among other things, that the funds contained therein shall be released (other than to Collateral Agent for the benefit of the Lenders on a pro rata basis) only (I) in the absence of any Default or Event of Default, or a default or event of default under any other material Indebtedness of Company or its Subsidiaries, including, without limitation, the Existing Indebtedness and the Series A and Series B Preferred Stock, to fund directly on behalf of Company and Holdings the uses of such proceeds set forth in clause (A) under Section 3.1(d)(iii) (and, from and after the date of the funding of the Incremental Term Loans, set forth in clauses (i), (ii) and (iii) of the definition of Subsequent Refinancing) on the dates on which Company and Holdings are first able to make such prepayments or redemptions or (II) in the event that any such funds remain in the Restricted Account forty-five (45) days following the Closing Date (or, if the funding of the Incremental Term Loans shall have occurred, forty-five (45) days following such funding) and have not been so applied, to prepay the Initial Term Loans and the Incremental Term Loans on a pro rata basis. Notwithstanding the foregoing and for the avoidance of doubt, neither Company nor Holdings shall have been required to deliver any notice of optional or mandatory prepayment or redemption in respect of the 9 3/4% Senior Subordinated Notes prior to the Closing Date in order to satisfy this condition precedent.

(x) Administrative Agent shall have received a fully executed and delivered Funding Notice;

(y) the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of the Closing Date;

(z) no event shall have occurred and be continuing or would result from the consummation of the Closing Date Transactions that would constitute an Event of Default or a Default or any default or event of default under any other material Indebtedness of Company or its Subsidiaries, including, without limitation, the Revolving Loan Agreement, the Existing Indebtedness or the Series A and Series B Preferred Stock.

SECTION 4. REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, Holdings, Company and each other Credit Party represent and warrant to each Lender, on the Closing Date and the Incremental Term Loan Closing Date, that the following statements are true and correct; provided that those representations and warranties that specifically relate to the Closing Date, the Incremental Term Loan Closing Date or an earlier date shall be made only as of the Closing Date, the Incremental Term Loan Closing Date, or such earlier date, as applicable:

4.1. Organization; Requisite Power and Authority; Qualification. Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, except in the case of Subsidiaries of Company, where the failure to be so duly organized, validly existing and in good standing could not reasonably be expected to have a Material Adverse Effect, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, except in the case of Subsidiaries of Company, where the failure to have such power and authority could not reasonably be expected to have a Material Adverse Effect, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not reasonably be expected to have, a Material Adverse Effect.

4.2. Capital Stock and Ownership. The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Holdings and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Closing Date Transactions.

4.3. Due Authorization. The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.

4.4. No Conflict. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court of competent jurisdiction or any other Governmental Authority binding on Holdings or any of its Subsidiaries except to the extent that any such violation could not either individually or in the aggregate be reasonably expected to have a Material Adverse Effect; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries, except to the extent that such conflict, breach or default could not either individually or in the aggregate reasonably be expected to have a Material Adverse Effect; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of the Secured Parties); or (d) require any approval of stockholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders and except for any such approvals or consents the failure of which to obtain will not have a Material Adverse Effect.

4.5. Governmental Authorizations. The execution, delivery and performance by the Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any Governmental Authorization (or any other action with or by any Governmental Authority), except for (a) filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date and (b) other filings that could not reasonably be expected to have a Material Adverse Effect.

4.6. Binding Obligation. Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

4.7. Historical Financial Statements. The Historical Financial Statements were prepared in conformity with GAAP and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such Historical Financial Statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited Historical Financial Statements, to the absence of footnotes and to changes resulting from audit and normal year-end adjustments. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, operations, properties, assets, condition (financial or otherwise) or prospects of Holdings and any of its Subsidiaries taken as a whole.

4.8. Inactive Subsidiaries. Each of ERL, Inc., a New Jersey corporation, C&W Outlet Inc., a New York corporation, and J. Crew Virginia, Inc., a Virginia corporation, is an Inactive Subsidiary. Each of ERL, Inc., a New Jersey corporation, C&W Outlet Inc., a New York corporation, and J. Crew Virginia, Inc., a Virginia corporation, and any future Inactive Subsidiary does not and will not engage in any business or commercial activities and each does and will not own or hold any assets or properties (unless and until such Subsidiary is no longer an Inactive Subsidiary and has either been designated a Restricted Subsidiary in accordance with the terms hereof or has become a Subsidiary Guarantor in accordance with Section 5.10 hereof).

4.9. No Material Adverse Change. Since January 31, 2005, no event, circumstance or change has occurred that has caused, either individually or in the aggregate, a Material Adverse Effect.

4.10. [Reserved].

4.11. Adverse Proceedings, etc. There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.12. Payment of Taxes. Except as otherwise permitted under Section 5.3, all tax returns and reports of Holdings and its Subsidiaries required to be filed by any of them have been timely filed, and all taxes shown on such tax returns to be due and payable and all assessments, fees and other governmental charges upon Holdings and its Subsidiaries and upon their respective properties, assets, income, businesses and franchises which are due and payable have been paid when due and payable except (a) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect. Holdings knows of no proposed tax assessment against Holdings, Company or any of its Subsidiaries which is not being actively contested by Holdings, Company or such Subsidiary in good faith and by appropriate proceedings; provided, that such reserves or other appropriate provisions, if any, as shall be required in conformity with GAAP shall have been made or provided therefor.

4.13. Properties.

(a) Title. Each of Holdings and its Subsidiaries has (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), (iii) licensed rights (in the case of licensed interests in intellectual property); and (iv) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except (A) for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9 and (B) where the failure to have such good title could not reasonably be expected to have a Material Adverse Effect. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.

(b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. All Real Estate Assets listed in clause (i) are in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities (including compliance with all applicable zoning and subdivision ordinances, building codes, Environmental Laws and the requirements of any permits issued under such Environmental Laws), except for such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. Each agreement listed in clause (ii) of the immediately preceding sentence is in full force and effect and Company does not have knowledge of any default that has occurred and is continuing thereunder, and each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.

4.14. Environmental Matters. Neither Holdings nor any of its Subsidiaries nor any of their respective Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any

Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries has received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent that, in either case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Compliance with all current or reasonably foreseeable future requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.

4.15. No Defaults. Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.

4.16. Material Contracts. Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.

4.17. Governmental Regulation. Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.18. Margin Stock. Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Term Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation U or Regulation X (other than Section 224.3(a)(1) thereof). No part of the proceeds of the Term Loans made to such Credit Party will be used to purchase or carry any such Margin Stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that, as of the initial funding of the Initial Term Loans on the Closing Date, violates, or is inconsistent with, the provisions of Regulation T or Section 224.3(a)(1) of Regulation X.

4.19. Employee Matters. Neither Holdings nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. Except as could not reasonably be expected to have a Material Adverse Effect, there is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the best knowledge of Holdings and Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the best knowledge of Holdings and Company, threatened against any of them, (b) no strike or work stoppage in existence or threatened involving Holdings or any of its Subsidiaries and (c) to the best knowledge of Holdings and Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the best knowledge of Holdings and Company, no union organization activity that is taking place.

4.20. Employee Benefit Plans. Except as could not reasonably be expected to have a Material Adverse Effect, (a) Holdings, each of its Subsidiaries and each ERISA Affiliate of Holdings and Company are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, (b) each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would cause such Employee Benefit Plan to lose its qualified status, (c) no liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Employee Benefit Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company, (d) no ERISA Event has occurred or is reasonably expected to occur, (e) except to the extent required under Section 4980B of the Internal Revenue Code or similar state laws, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company, (f) the present value of the aggregate benefit liabilities under each Pension Plan sponsored, maintained or contributed to by Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company (determined as of the end of the most recent plan year on the basis of the actuarial assumptions specified for funding purposes in the most recent actuarial valuation for such Pension Plan), did not exceed the aggregate current value of the assets of such Pension Plan, (g) as of the most recent valuation date for each Multiemployer Plan for which the actuarial report is available, the potential liability of Holdings, any of its Subsidiaries and each ERISA Affiliate of Holdings or Company for a complete withdrawal from such Multiemployer

Plan (within the meaning of Section 4203 of ERISA), when aggregated with such potential liability for a complete withdrawal from all Multiemployer Plans, based on information available pursuant to Section 4221(e) of ERISA is zero, and (h) Holdings, each of its Subsidiaries and each ERISA Affiliate of Holdings and Company have complied with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.

4.21. [Reserved].

4.22. Solvency. Each of the Company and the Guarantor Subsidiaries is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.

4.23. Related Agreements.

(a) Delivery. Holdings and Company have delivered to Administrative Agent and Syndication Agent complete and correct copies of each Closing Date Related Agreement and all exhibits and schedules thereto as of the date hereof. From the Closing Date, Holdings and Company shall have delivered copies of any material amendment, restatement, supplement or other modification to or waiver of any Closing Date Related Agreement entered into after the date hereof. From and after the Incremental Term Loan Closing Date, Holdings and Company shall have delivered to Administrative Agent and Syndication Agent complete and correct copies of (i) each Subsequent Related Agreement and of all exhibits and schedules thereto as of the date hereof and (ii) copies of any material amendment, restatement, supplement or other modification to or waiver of each Closing Date Subsequent Related Agreement entered into after the Incremental Term Loan Closing Date.

(b) Representations and Warranties. Except to the extent otherwise expressly set forth herein or in the schedules hereto, and subject to the qualifications set forth therein, (i) each of the representations and warranties given by any Credit Party in any Closing Date Related Agreement is true and correct in all material respects as of the Closing Date (or as of any earlier date to which such representation and warranty specifically relates) and (ii) from and after the Incremental Term Loan Closing Date, each of the representations and warranties given by any Credit Party in any Subsequent Related Agreement shall be true and correct in all material respects as of the Incremental Term Loan Closing Date. Notwithstanding anything in the Related Agreement to the contrary, the representations and warranties of each Credit Party set forth in this Section 4.23 shall, solely for purposes hereof, survive the Closing Date and the Incremental Term Loan Closing Date for the benefit of the Lenders.

(c) Governmental Approvals. All Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Closing Date Related Agreements or necessary for the consummation of the Closing Date Transactions have been obtained and are in full force and effect. From and after the Incremental Term Loan Closing Date, all Governmental Authorizations and all other authorizations, approvals and consents of any other Person required by the Subsequent Related Agreements or to consummate the Subsequent Transactions have been obtained and shall be in full force and effect.

(d) Conditions Precedent. On the Closing Date, (i) all of the conditions to effecting or consummating the Closing Date Transactions set forth in the Closing Date Related Agreements have been duly satisfied or, with the consent of Administrative Agent and Syndication Agent, waived, and (ii) the Closing Date Transactions have been consummated in accordance with the Closing Date Related Agreements and all applicable laws. From and after the Incremental Term Loan Closing Date, (i) all of the conditions to effecting or consummating Subsequent Transactions set forth in the Subsequent Related Agreements shall have been duly satisfied or, with the consent of Administrative Agent and Syndication Agent, waived, and (ii) the Subsequent Transactions shall have been consummated in accordance with the Subsequent Related Agreements and all applicable laws.

4.24. Compliance with Statutes, etc. Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business, and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except for such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

4.25. Disclosure. No representation or warranty of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to the Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby, when taken as a whole, contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

4.26. USA PATRIOT Act. To the extent applicable, each Credit Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) the USA PATRIOT Act. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.27. Indebtedness. Holdings and its Subsidiaries have no Indebtedness on the Closing Date other than that permitted (as of the Closing Date) under Section 6.1. Schedule 6.1 sets forth, as of the Closing Date, all Indebtedness for borrowed money of each of the Credit Parties and their Subsidiaries, other than the Existing Indebtedness.

4.28. Credit Card Agreements. Set forth on Schedule 4.28 hereto is a correct and complete list of all of the Credit Card Agreements and all other agreements, documents and instruments existing as of the date hereof between or among Company or any of its Affiliates, on the one hand, and the Credit Card Issuers, the Credit Card Processors and any of their respective Affiliates, on the other hand. The Credit Card Agreements constitute all of such agreements necessary for Company and each of its Subsidiaries to operate its business as presently conducted with respect to credit cards and debit (including prepaid debit) cards and no Receivables (as defined in the Pledge and Security Agreement (Term Loan)) of Company or any of its Subsidiaries arise from purchases by customers of Inventory (as defined in the Pledge and Security Agreement (Term Loan)) with credit cards or debit (including prepaid debit) cards, other than those which are issued by Credit Card Issuers with whom Company or its Subsidiary has entered into one of the Credit Card Agreements. Each of the Credit Card Agreements constitutes the legal, valid and binding obligations of Company and each of its Subsidiaries that is a party thereto and, to the best knowledge of Company and such Subsidiaries, the other parties thereto, and is enforceable in accordance with its terms and is in full force and effect. No material default or material event of default, or act, condition or event which with the giving of notice or the passage of time or both, would constitute a material default or a material event of default under any of the Credit Card Agreements (other than any Credit Card Agreement with a Credit Card Issuer or Credit Card Processor where the sales using the applicable cards are less than ten percent (10%) of all such sales in the immediately preceding Fiscal Year) exists or has occurred that would entitle the other party thereto to suspend, withhold or reduce amounts that would otherwise be payable to Company or any of its Subsidiaries or to increase the amount of any required reserve or deposit account or increase the fees charged thereunder. Each of Company and its Subsidiaries has complied in all material respects with all of the terms and conditions of the Credit Card Agreements (other than any Credit Card Agreement with a Credit Card Issuer or Credit Card Processor where the sales using the applicable cards are less than then ten percent (10%) of all such sales in the immediately preceding Fiscal Year) to which it is a party to the extent necessary for Company or such Subsidiary, as applicable, to be entitled to receive all payments thereunder. The Credit Parties have delivered, or caused to be delivered, true, correct and complete copies of all of the Credit Card Agreements to Administrative Agent.

SECTION 5. AFFIRMATIVE COVENANTS

Each of Holdings and Company covenants and agrees that, so long as the Term Loan Commitments are in effect and until payment in full of all Obligations, Holdings, Company and each other Credit Party shall perform, and shall cause each of their respective Subsidiaries to perform, all covenants in this Section 5.

5.1. Financial Statements and Other Reports. Company shall deliver to Administrative Agent for further distribution to each Joint Arranger and each Lender:

(a) [Reserved]

(b) Quarterly Financial Statements. As soon as available, and in any event within sixty (60) days after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto. Notwithstanding the foregoing, the obligations in this clause (b) may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing Holdings’ Form 10-K or 10-Q, as applicable, filed with the SEC;

(c) Annual Financial Statements. As soon as available, and in any event within ninety (90) days after the end of each Fiscal Year, (i) the consolidated balance sheet of Holdings and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for such Fiscal Year, setting forth in each case in comparative form the corresponding figures for the previous Fiscal Year, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements, a report thereon of the Public Accountant, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of Holdings and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such Public Accountant in connection with such consolidated financial statements has been made in accordance with the auditing standards of the Public Company Accounting Oversight Board (United States)) together with a written statement by such Public Accountant stating whether it obtained knowledge during the cause of its examination of such financial statements of any Default or Event of Default under Section 6.8 (Financial Covenants). Notwithstanding the foregoing, the obligations in this Section 5.1(c) may be satisfied with respect to financial information of Holdings and its Subsidiaries by furnishing Holdings’ Form 10-K or 10-Q, as applicable, filed with the SEC;

(d) Additional Reports and Financial Statements. Concurrently with any delivery of consolidated financial statements under Section 5.1(b) or 5.1(c) above, the related unaudited consolidating financial statements reflecting the adjustments necessary to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(e) Compliance Certificate. Together with each delivery of financial statements of Holdings and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;

(f) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of Holdings and its

Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;

(g) Notice of Default. Promptly upon any Authorized Officer of Holdings or Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or Company with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b); or (iii) of the occurrence of any event or change that has caused or evidenced, either individually or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officer specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action Company has taken, is taking and proposes to take with respect thereto;

(h) Notice of Litigation. Promptly upon any Authorized Officer of Holdings or Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either clause (i) or (ii), if adversely determined could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or Company to enable Lenders and their counsel to evaluate such matters;

(i) ERISA. (i) Promptly upon becoming aware of the occurrence of or reasonably likely forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) upon the reasonable request of Administrative Agent and with reasonable promptness, copies of (1) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company with the Internal Revenue Service with respect to each Pension Plan; (2) all notices received by Holdings, any of its Subsidiaries or any ERISA Affiliate of Holdings or Company from a Multiemployer Plan sponsor concerning the occurrence or possible occurrence of an ERISA Event; and (3) copies of any other documents or governmental reports or filings relating to the incurrence or possible incurrence of material liability any Employee Benefit Plan;

(j) Financial Plan. At such time as available, but in no event later than thirty (30) days after the beginning of each Fiscal Year, projected consolidated financial statements (including in each case, balance sheets and statements of income and loss, statements of cash flow, and statements of shareholders’ equity) of Holdings and its consolidated Subsidiaries for such Fiscal Year (including forecasted income statements, cash flow statements and balance sheets and statements of income and loss), all in reasonable detail, together with such supporting information as Administrative Agent may reasonably request (the “Financial Plan”). Such projected financial statements shall include statements of income and cash flows of Holdings and its Subsidiaries presented on a quarterly basis for such Fiscal Year.

(k) Insurance Report. As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance reasonably satisfactory to Administrative Agent, outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;

(l) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Holdings and Company;

(m) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, that no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding the compliance with this Section 5.1(m)), and an explanation of any actions being taken with respect thereto;

(n) Environmental Reports and Audits. As soon as practicable following the receipt thereof, copies of all environmental audits and reports with respect to environmental matters at any Facility or which relate to any environmental liabilities of Holdings or its Subsidiaries which, in any such case, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

(o) Information Regarding Collateral. (a) Company shall furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s corporate name, (ii) in any Credit Party’s identity or corporate structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. Company also agrees to promptly notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;

(p) Annual Collateral Verification. Each year, at the time of delivery of the annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c),

Company shall deliver to Collateral Agent a certificate of its Authorized Officer (i) either confirming that there has been no change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes, or (ii) certifying that all UCC financing statements (including fixtures filings, as applicable) and all appropriate supplemental intellectual property security agreements have been recorded or other appropriate filings, recordings or registrations, have been filed of record in each governmental, municipal or other appropriate public recording office in each jurisdiction identified pursuant to clause (i) above to the extent necessary to effect, reflect, protect and perfect the security interests as may be required under the Collateral Documents for a period of not less than 18 months after the date of such certificate (except as noted therein with respect to any continuation statements to be filed within such period);

(q) Other Information. (A) Promptly upon their publicly becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Holdings to its security holders acting in such capacity or by any Subsidiary of Holdings to its security holders other than Holdings or another Subsidiary of Holdings (but only to the extent not already provided pursuant to Section 5.1(b) and Section 5.1(c)), (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Holdings or any of its Subsidiaries with any securities exchange or with the SEC, any other Governmental Authority, any self-regulatory organization and any private regulatory authority, (iii) all press releases and other statements made available generally by Holdings or any of its Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) reasonably promptly, such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender; and

(r) Certification of Public Information. Concurrently with the delivery of any document or notice required to be delivered pursuant to this Section 5.1, Holdings shall indicate in writing whether such document or notice contains Nonpublic Information. Any document or notice required to be delivered pursuant to this Section 5.1 shall be deemed to contain Nonpublic Information unless Holdings specifies otherwise. Holdings and each Lender acknowledges that certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to Holdings, its Subsidiaries or their securities) and, if documents or notices required to be delivered pursuant to this Section 5.1 or otherwise are being distributed through IntraLinks/IntraAgency or another relevant website (the “Platform”), any document or notice which contains Nonpublic Information (or is deemed to contain Nonpublic Information) shall not be posted on that portion of the Platform designated for such public side Lenders.

Documents required to be delivered pursuant to Section 5.1(b), (c), (d), (l), (m) or (q) (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically (in “scanned” format, including any duly executed signature pages thereto) and if so delivered, shall be deemed to have been delivered on the date such documents are received by Administrative Agent at the email address of Administrative Agent set forth in

Appendix B; provided that upon written request by Administrative Agent, Company shall deliver paper copies of such documents to Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given to Company by Administrative Agent.

5.2. Existence. Except as otherwise permitted under Section 6.9 or 6.10, each Credit Party shall, and shall cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its legal existence under the laws of the jurisdiction of its organization and all rights and franchises, licenses and permits material to its business, except as if such Person’s board of directors (or similar governing body) shall determine that the preservation of any such existence, right or franchise, licenses and permits is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to the Lenders.

5.3. Payment of Taxes and Claims. Each Credit Party shall, and shall cause each of its Subsidiaries to, pay all Taxes imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided that no such Tax or claim need be paid if it is being contested in good faith through appropriate proceedings promptly instituted and diligently conducted, so long as (a) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (b) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. No Credit Party shall, nor shall it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).

5.4. Maintenance of Properties. Each Credit Party shall, and shall cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all properties and equipment used or useful in the business of Holdings and its Subsidiaries, as applicable, and from time to time shall make or cause to be made all appropriate repairs, renewals and replacements thereof, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.5. Insurance. Holdings shall maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries, as applicable, as may customarily be carried or maintained under similar circumstances by Persons of established reputation operating in the same or similar location and engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings shall maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard

Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors, and (b) replacement value casualty insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties as an additional insured (with respect to Collateral only) thereunder as its interests may appear; and (ii) in the case of each casualty insurance policy, contain a loss payable clause or endorsement (with respect to Collateral only), satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Lenders, as the loss payee thereunder and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.

5.6. Inspections. Each Credit Party shall, and shall cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested.

5.7. Lenders Meetings. Holdings and Company shall, upon the request of Administrative Agent or Requisite Lenders, participate in a meeting of Administrative Agent and the Lenders once during each Fiscal Year to be held at Company’s Principal Office (or at such other location as may be agreed to by Company and Administrative Agent) at such time as may be agreed to by Company and Administrative Agent.

5.8. Compliance with Laws. Each Credit Party shall comply, and shall cause each of its Subsidiaries and all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

5.9. Environmental.

(a) Environmental Disclosure. Holdings shall deliver to Administrative Agent and Lenders:

(i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, governmental authorities or any other Persons, with respect to significant environmental matters at any Facility or with respect to any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

(ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any federal, state or local governmental or regulatory agency under any applicable Environmental Laws, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, and (3) Holdings or Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;

(iii) as soon as practicable following the sending or the receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (2) any Release required to be reported to any federal, state or local governmental or regulatory agency, and (3) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity;

(iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect; and

(v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).

(b) Hazardous Materials Activities, Etc. Each Credit Party shall promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

5.10. Subsidiaries. In the event that any Person becomes a Domestic Subsidiary (other than any Unrestricted Subsidiary) of Company, or, after the date hereof, any Inactive Subsidiary that is a Domestic Subsidiary no longer meets the definition of Inactive Subsidiary, Company shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the Pledge and Security Agreement (Term Loan) by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(h), 3.1(i), 3.1(j) (with respect to Material Real Estate Assets) and 3.1(m). In the event that any Person becomes a Foreign Subsidiary of Company (other than any Unrestricted Subsidiary) (or after the date hereof, any Inactive Subsidiary that is a Foreign Subsidiary no longer meets the definition of Inactive Subsidiary), and the ownership interests of such Foreign Subsidiary are owned by Company or by any Domestic Subsidiary thereof, Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in Section 3.1(b), and Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(i)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of the Secured Parties, under the Pledge and Security Agreement (Term Loan) in 65% of such ownership interests. With respect to each such Restricted Subsidiary, Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Company, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Company; provided that such written notice shall be deemed to supplement Schedules 4.1 and 4.2 for all purposes hereof.

5.11. Additional Material Real Estate Assets. In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party shall promptly take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(h), 3.1(i) and 3.1(j) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected Second Priority security interest in such Material Real Estate Assets. In addition to the foregoing, Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien.

5.12. Real Estate Assets. All Real Estate Assets shall comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities (including compliance with all applicable zoning and subdivision ordinances, building codes, Environmental Laws and the requirements of any permits issued under such Environmental Laws), except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. If any Credit Party receives written notice from any Governmental Authority that a Real Estate Asset is not in compliance with any such statute, regulation or order and such non-compliance could, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, such Credit Party will provide Collateral Agent with a copy of such notice promptly. Each Credit Party, at its own cost and expense, shall procure and continuously maintain in full force and effect all permits required for the construction of improvements, for any permitted use of a Real Estate Asset or any part thereof then being made and for the lawful and proper installation, operation and maintenance of the Real Estate Asset, except where failure to maintain such permits in full force and effect could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.13. Further Assurances. At any time or from time to time upon the request of Administrative Agent, each Credit Party shall, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request in order to effect fully the purposes of the Credit Documents. In furtherance and not in limitation of the foregoing, each Credit Party shall take such actions as Administrative Agent or Collateral Agent may reasonably request from time to time to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, Company, its Restricted Subsidiaries and all of the outstanding Capital Stock of Company and its Restricted Subsidiaries (subject, in each case, to limitations contained in the Credit Documents with respect to the Foreign Subsidiaries).

5.14. Miscellaneous Business Covenants. Unless otherwise consented to by the Agents or the Requisite Lenders:

(a) Non-Consolidation. Holdings shall and shall cause each of its Subsidiaries to: (i) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (ii) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (iii) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings shall be separate from those of other entities.

(b) Trade Accounts Payable. Each Credit Party shall pay all trade accounts payable before the same become more than sixty (60) days past due, except (a) trade accounts payable contested in good faith or (b) trade accounts payable in an aggregate amount not to exceed $1,000,000 at any time outstanding and with respect to which no proceeding to enforce collection has been commenced or, to the knowledge of such Credit Party, threatened.

(c) Cash Management Systems. Holdings and its Subsidiaries shall establish and maintain cash management systems reasonably acceptable to the Agents.

5.15. Credit Card Agreements. Each of Company and its Subsidiaries shall (a) observe and perform all material terms, covenants, conditions and provisions of the Credit

Card Agreements to be observed and performed by it at the times set forth therein; and (b) at all times maintain in full force and effect the Credit Card Agreements and not terminate, cancel, surrender, modify, amend, waive or release any of the Credit Card Agreements, or consent to or permit to occur any of the foregoing; except that, Company may terminate or cancel any of the Credit Card Agreements in the ordinary course of the business of Company or such Subsidiary; provided that Company or such Subsidiary thereof shall give Collateral Agent not less than fifteen (15) days prior written notice of its intention to so terminate or cancel any of the Credit Card Agreements; (c) not enter into any new Credit Card Agreements with any new Credit Card Issuer unless (i) Collateral Agent shall have received not less than thirty (30) days prior written notice of the intention of Company or such Subsidiary thereof to enter into such Credit Card Agreement (together with such other information with respect thereto as Collateral Agent may request) and (ii) Company or such Subsidiary delivers, or causes to be delivered to Collateral Agent, immediate written notice of any Credit Card Agreement entered into by Company or such Subsidiary after the date hereof, together with a true, correct and complete copy thereof and such other information with respect thereto as Collateral Agent may request; and (d) furnish to Collateral Agent, promptly upon the request of Collateral Agent, such information and evidence as Collateral Agent may reasonably require from time to time concerning the observance, performance and compliance by Company or such Subsidiary thereof or the other party or parties thereto with the terms, covenants or provisions of the Credit Card Agreements and all operating rules and regulations related thereto.

5.16. License Agreements. With respect to the Copyright Licenses, the Patent Licenses, the Trademark Licenses and the Trade Secret Licenses (each as defined in the Pledge and Security Agreement (Term Loan), and, collectively, the “License Agreements” and each a “License Agreement”) applicable to Intellectual Property (as defined in the Pledge and Security Agreement (Term Loan)) that is owned by a third party and licensed to Company or a Subsidiary thereof and that is affixed to or otherwise used in connection with the manufacture, sale or distribution of any Inventory, each of Company and such Subsidiaries shall (a) give Collateral Agent not less than ninety (90) days prior written notice of its intention not to renew or terminate, cancel, surrender or release its rights under any such License Agreement, or its intention to amend any such License Agreement or related arrangements to limit the scope of the right of Company or such Subsidiary with respect to the Intellectual Property subject to such License Agreement, either with respect to product, territory, channel of distribution, exclusivity, right to mortgage or transfer, term or otherwise, or to increase the amounts to be paid by Company or such Subsidiary party thereto thereunder or in connection therewith, (b) give Collateral Agent prompt written notice of any such License Agreement entered into by Company or such Subsidiary after the date hereof, or any material amendment to any such License Agreement existing on the date hereof, in each case together with a true, correct and complete copy thereof and such other information with respect thereto as Collateral Agent may, in good faith request, (c) give Collateral Agent prompt written notice of any material breach of any obligation, representation or warranty or any default, by any party under such License Agreement, and deliver to Collateral Agent (promptly upon the receipt thereof by Company or any of its Subsidiaries in the case of a notice to any such Credit Party and concurrently with the sending thereof in the case of a notice from such Credit Party) a copy of each notice of default and any other notice received or delivered by such Credit Party in connection with any such a

License Agreement that relates to the scope of the right, or the continuation of the right, of Company or such Guarantor, as applicable, with respect to the Intellectual Property subject to such License Agreement or the amounts required to be paid thereunder.

SECTION 6. NEGATIVE COVENANTS

Each of Holdings and Company covenants and agrees that, so long as any Term Loan Commitment is in effect and until payment in full of all Obligations, Holdings, Company and each other Credit Party shall perform, and shall cause each of their respective Subsidiaries to perform, all covenants in this Section 6.

6.1. Indebtedness. Neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:

(a) from and after the Achievement Date, so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Company may incur Indebtedness (including any Acquired Indebtedness) or issue shares of Disqualified Stock, if the Leverage/Preferred Stock Ratio on a consolidated basis for Holdings’, Company’s and its Restricted Subsidiaries’ most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued would not have been greater than 3.25 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, and the application of the proceeds therefrom had occurred at the beginning of such four Fiscal-Quarter period;

(b) the Obligations;

(c) Indebtedness of any Guarantor Subsidiary to Company or to any other Guarantor Subsidiary, or of Company to any Guarantor Subsidiary, or of Company to Holdings with respect to any advance in an aggregate amount not to exceed $23,000,000, the proceeds of which shall be used to purchase (and cancel) and/or redeem 13 1/8% Senior Discount Debentures in accordance with Section 6.5(b)(ii); provided, in each case, that (i) all such Indebtedness shall be evidenced by promissory notes and all such notes shall be subject to a First Priority Lien pursuant to the Pledge and Security Agreement (Term Loan), (ii) all such Indebtedness shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of any applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Guarantor Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Restricted Subsidiary to Company or to any of its Restricted Subsidiaries for whose benefit such payment is made;

(d) Indebtedness incurred by Holdings, Company or any of its Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Company or any such Restricted Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Restricted Subsidiary;

(e) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business (and, in the case of Holdings, limited to those consistent with past practice);

(f) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(g) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings, Company and its Restricted Subsidiaries (and, in the case of Holdings, limited to those consistent with past practice);

(h) guaranties by Company of Indebtedness of a Guarantor Subsidiary or guaranties by a Restricted Subsidiary of Company of Indebtedness of Company or a Guarantor Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1;

(i) other Indebtedness existing on the Closing Date and described in Schedule 6.1;

(j) Indebtedness under the Revolving Loan Documents and any Permitted Refinancing thereof, in an aggregate principal amount not to exceed $250,000,000;

(k) (A) Indebtedness with respect to (i) Capital Leases and (ii) purchase money Indebtedness (including any Indebtedness acquired in connection with a Permitted Acquisition); provided that any such Indebtedness under this clause (A), (x) shall be secured only by the asset subject to such Capital Lease or acquired in connection with the incurrence of such Indebtedness, (y) shall constitute not less than 80% of the aggregate consideration paid with respect to such asset, and (z) shall not exceed at any time, in an aggregate amount of $20,000,000 and (B) additional Indebtedness with respect to Capital Leases relating solely to distribution equipment or equipment relating to information technology infrastructure; provided that such Indebtedness under this clause (B), (x) shall be secured only by the asset subject to such Capital Lease and (y) shall not exceed at any time an additional $20,000,000 in the aggregate;

(l) Indebtedness outstanding under the 9 3/4% Senior Subordinated Notes; provided that such Indebtedness shall be prepaid or redeemed in full on the Closing Date

(m) Indebtedness outstanding under the 13 1/8% Senior Discount Debentures held by Persons other than Holdings, in an aggregate principal amount not to exceed $22,500,000; provided that such Indebtedness shall be prepaid or redeemed in full on or prior to the date that is 60 days following the Closing Date, in accordance with the notice of redemption delivered pursuant to Section 3.1(d)(vii) hereof; and provided further that from and after the

Incremental Term Loan Closing Date, the aggregate principal amount of all Indebtedness under this Section 6.1(m), together with the redemption value of the Series A and Series B Preferred Stock, and together with, in each case, any other amounts payable in connection with the prepayment, purchase or redemption thereof (including any premiums, fees, commissions and expenses related to the foregoing), shall not exceed the amount of Cash deposited into the Restricted Account in accordance with Section 3.1(w) and the terms of the Joinder Agreement;

(n) Indebtedness outstanding under the 5.0% Notes in an aggregate principal amount, not to exceed $24,500,000, together with payment-in-kind or other capitalized interest, in each case which accrues in accordance with the terms of the 5.0% Notes as of the Closing Date; provided that the outstanding principal amount of and accrued and unpaid interest on such 5.0% Notes shall be converted into to common stock of Holdings pursuant to and in accordance with the TPG-MD Conversion on or prior to the Incremental Tranche Closing Date;

(o) Indebtedness representing deferred compensation to employees of Company and the Restricted Subsidiaries incurred in the ordinary course of business;

(p) Indebtedness arising from agreements of Company or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case incurred or assumed in connection with Permitted Acquisitions and the disposition of any business, assets or Capital Stock permitted hereunder, other than obligations described in clauses (vi) and (vii) of the definition of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Capital Stock for the purpose of financing such acquisition; provided, that (i) such Indebtedness is not reflected on the balance sheet of Company or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (i)) and (ii) the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds, including non-Cash proceeds (the fair market value of such non-Cash proceeds being measured at the time received and without giving effect to any subsequent changes in value), actually received by Company and the Restricted Subsidiaries in connection with such disposition;

(q) Indebtedness incurred in respect of workers’ compensation claims, self-insurance obligations, performance, surety and similar bonds and completion guarantees provided by Company or any Restricted Subsidiary in the ordinary course of business;

(r) Indebtedness of Company or any Restricted Subsidiary pursuant to a Hedge Agreement entered into in the ordinary course of business;

(s) Indebtedness of Company and any Restricted Subsidiary arising in connection with any Other Permitted Derivative Transaction; provided that (i) such Indebtedness shall be unsecured and (ii) the amount hedged by any such Other Permitted Derivative Transaction shall not exceed $25,000,000 in the aggregate at any time;

(t) unsecured guarantees by Company or a Restricted Subsidiary of the obligations of a Restricted Subsidiary arising pursuant to a lease or license by a third party in a bona fide arm’s length transaction of real property for use as a retail store location in the ordinary course of the business of such Restricted Subsidiary; provided that, (i) the person issuing such guarantee is permitted hereunder to incur directly the obligation that is being guaranteed and (ii) as of the date on which such guarantee is issued no Event of Default exists or has occurred and is continuing; and

(u) other Indebtedness of Company and its Subsidiaries and any Permitted Refinancing thereof in an aggregate amount not to exceed at any time $5,000,000.

6.2. Liens. Neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings, Company or any of the Restricted Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC of any State or under any similar recording or notice statute, except:

(a) Liens in favor of Collateral Agent for the benefit of the Secured Parties granted pursuant to any Credit Document;

(b) Liens for Taxes not yet delinquent or Liens for Taxes if obligations with respect to such Taxes are being contested in good faith through appropriate proceedings promptly instituted and diligently conducted;

(c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other like Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period of more than thirty (30) days) which are being contested in good faith through appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) encumbrances, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, restrictions, encroachments, and other defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings, Company or any of its Restricted Subsidiaries;

(f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder;

(g) Liens solely on any Cash earnest money deposits made by Holdings, Company or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;

(k) out-bound licenses of patents, copyrights, trademarks and other intellectual property rights granted by Holdings, Company or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Company or such Restricted Subsidiary;

(l) Liens described in Schedule 6.2 or on a title report delivered in connection with a Real Estate Asset subject to a Mortgage;

(m) Liens securing Indebtedness permitted pursuant to Section 6.1(k)(ii); provided that any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;

(n) Liens securing Indebtedness permitted pursuant to Section 6.1(j); provided that Revolving Collateral Agent shall have a First Priority Lien with respect to the Revolving Loan Collateral and a Second Priority Lien with respect to the Term Loan Collateral;

(o) Liens arising out of a conditional sale, title retention, consignment or similar arrangement for sale of goods entered into by Company or any Restricted Subsidiary in the ordinary course of business permitted by this Agreement;

(p) any Lien existing on any property or asset prior to the acquisition thereof by Company or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Liens are not created in contemplation or in connection with such Person becoming a Restricted Subsidiary, (ii) such Lien shall not apply to any other property or assets of Company or any of its Restricted Subsidiaries and (iii) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Restricted Subsidiary and any Permitted Refinancing thereof; and

(q) liens or rights of setoff against credit balances of Company or any of its Subsidiaries with Credit Card Issuers or Credit Card Processors or amounts owing by such Credit Card Issuers or Credit Card Processors to Company or any of its Subsidiaries in the ordinary course of business, but not liens on or rights of setoff against any other property or assets of Company or any of its Subsidiaries, pursuant to the Credit Card Agreements (as in effect on the date hereof) to secure the obligations of Company or any of its Subsidiaries to the Credit Card Issuers or Credit Card Processors as a result of fees and chargebacks;

(r) deposits of Cash with the owner or lessor of premises leased and operated by Company or any of its Subsidiaries in the ordinary course of the business of Company or any of its Subsidiaries to secure the performance by Company or any of its Subsidiaries of their respective obligations under the terms of the lease for such premises;

(s) judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default, provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued and available to Company and any of its Restricted Subsidiaries, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor and (iii) a stay of enforcement of any such liens is in effect; and

(t) other Liens securing obligations of Company or any Restricted Subsidiary incurred in the ordinary course of business which obligations do not exceed $10,000,000 at any one time outstanding.

6.3. Equitable Lien. If Holdings, Company or any of the Restricted Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided that notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.4. No Further Negative Pledges. Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale, (b) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be), (c) restrictions or agreements evidencing Indebtedness permitted by Section 6.1(k)(ii) that impose restrictions solely on the property so acquired, and (d) Existing Indebtedness, none of Holdings, Company nor any of the Restricted Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.

6.5. Restricted Junior Payments. Neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that:

(a) Holdings and Company may make (and, in the case of Company, make Restricted Junior Payments to Holdings to enable Holdings to make) regularly scheduled payments of interest (whether Cash or payment-in-kind) in respect of any Subordinated Indebtedness in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued;

(b) (i) in connection with the Closing Date Transactions, Company may purchase (and cancel) and/or redeem all of the 9 3/4% Senior Subordinated Notes with the proceeds of the Closing Date Transactions and Cash available on the Closing Date; (ii) in connection with the Closing Date Transactions, Holdings may, on or prior to 60 days after the Closing Date, purchase (and cancel) and/or redeem (and the Company may make Restricted Junior Payments to Holdings to enable Holdings to so purchase or redeem) all of the 13 1/8% Senior Discount Debentures with the proceeds of the Closing Date Transactions and Cash available on the date of such purchase or redemption; (iii) in connection with the Subsequent Transactions, Holdings may convert the outstanding principal amount of and accrued and unpaid interest on the 5.0% Notes to common stock of Holdings pursuant to and in accordance with the TPG-MD Conversion; and (iv) in connection with the Subsequent Transactions, Holdings may purchase (and cancel) and/or redeem all of the Series A and Series B Preferred Stock and otherwise make Restricted Junior Payments in respect of unpaid dividends accrued in accordance with the terms of the Series A and Series B Preferred Stock (and the Company may make Restricted Junior Payments to Holdings to enable Holdings to make such Restricted Junior Payments) with the proceeds of the Subsequent Transactions, Cash available on the Incremental Tranche Closing Date and advances under the Revolving Loan Agreement (in the case of clause (iv), either directly or with such proceeds as have been deposited into the Restricted Account in accordance with any Joinder Agreement and provided that, concurrently with such Restricted Junior Payments the TPG Stock Sale shall be consummated);

(c) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, Company may make Restricted Junior Payments to Holdings (i) in an aggregate amount not to exceed $1,500,000 in any Fiscal Year, to the extent necessary to permit Holdings to pay franchise taxes and other fees, general administrative costs and expenses required to maintain its corporate existence and (ii) to the extent necessary to permit Holdings to discharge the consolidated tax liabilities of Holdings, Company and its Restricted Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose;

(d) Restricted Junior Payments may be made for repurchases of Equity Interests in Holdings deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(e) Subsidiaries of Company may make Restricted Junior Payments to Company and to wholly-owned Subsidiaries of Company (other than Unrestricted Subsidiaries and other than any Inactive Subsidiaries) and may declare and pay dividends ratably with respect to their common stock;

(f) Restricted Junior Payments may be made to repurchase Equity Interests (other than Disqualified Capital Stock) held by employees pursuant to any stock option or other equity incentive plan upon the termination, retirement, disability or death of any such employee in accordance with the provisions of such plan, provided that, as to any such repurchase, each of the following conditions is satisfied: (i) as of the date of the payment for such repurchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) such repurchase shall be paid with funds legally available therefor, (iii) such repurchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which Company or any Restricted Subsidiary is a party or by which Company or any Restricted Subsidiary or the property of Company or such Restricted Subsidiary are bound, and (iv) the aggregate amount of all payments for such repurchases in any Fiscal Year shall not exceed $500,000;

(g) Holdings and Company may make Restricted Junior Payments in an aggregate amount not to exceed $5,000,000 in any Fiscal Year; and

(h) each Credit Party shall be allowed to make Restricted Junior Payments in addition to those set forth in clauses (a) through (g), inclusive; provided that (A) the Leverage/Preferred Stock Ratio on a consolidated basis for Company’s and its Restricted Subsidiaries’ most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such Restricted Junior Payment is made would have been greater than 3.25 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the Restricted Junior Payment had been made; (B) such Restricted Junior Payments are not made or occurring while a Default exists and no Default shall result therefrom; and (C) the aggregate amount of such Restricted Junior Payment paid pursuant to this clause (h) shall not exceed the Available Amount at the time of such Restricted Junior Payment.

6.6. Restrictions on Subsidiary Distributions. Except as provided herein and in the Revolving Loan Agreement, neither Holdings nor Company shall, nor shall they permit any of the respective Restricted Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any such Restricted Subsidiary to (a) pay dividends or make any other distributions on any of such Restricted Subsidiary’s Capital Stock owned by Holdings, Company or any of the Restricted Subsidiaries, (b) repay or prepay any Indebtedness owed by such Restricted Subsidiary to Holdings, Company or any of the Restricted Subsidiaries, (c) make loans or advances to Holdings, Company or any of the Restricted Subsidiaries, or (d) transfer any of its property or assets to Holdings, Company or any of the Restricted Subsidiaries other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(j) that impose restrictions on the property so acquired and (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, Joint Venture agreements and similar agreements entered into in the ordinary course of business, and (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

6.7. Investments. Neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:

(a) Investments in Cash and Cash Equivalents;

(b) equity Investments owned as of the Closing Date in any Restricted Subsidiary and Investments made after the Closing Date in Company or any wholly-owned Restricted Subsidiary of Company (other than any Inactive Subsidiary);

(c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors and (ii) deposits, prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings, Company and its Restricted Subsidiaries and (iii) Investments received upon the foreclosure with respect to any secured Investment of any Credit Party or any Subsidiary thereof or other transfer of title with respect to any secured Investment of any Credit Party or any Subsidiary thereof;

(d) intercompany loans to the extent permitted under Section 6.1(c);

(e) Consolidated Capital Expenditures permitted by Section 6.8;

(f) loans or advances to employees of Holdings, Company and its Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $3,000,000 in the aggregate at any time outstanding;

(g) Investments made by Company and its Restricted Subsidiaries in connection with Permitted Acquisitions permitted pursuant to Section 6.9;

(h) Investments described in Schedule 6.7; and

(i) loans and advances to Holdings (or any direct or indirect parent thereof) in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments in respect thereof), Restricted Payments to the extent permitted to be made to Holdings (or such parent) in accordance with Sections 6.5;

(j) Investments made as a result of the receipt of non-Cash consideration from an Asset Sale permitted hereunder;

(k) Other Investments in any aggregate amount not to exceed $3,000,000 at any one time outstanding; and

(l) other Investments by Company and its Restricted Subsidiaries (including Investments in any Unrestricted Subsidiaries) in an aggregate amount that, at the time such Investment is made, would not exceed the Available Amount at such time; provided that the Leverage/Preferred Stock Ratio on a consolidated basis for Company’s and its Restricted Subsidiaries’ most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such additional Investments are made would not have been greater than 3.25 to 1.00, determined on a pro forma basis as if the additional Investments had been made at the beginning of such four Fiscal-Quarter period.

Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.

Notwithstanding the foregoing, neither Company nor Holdings shall permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the penultimate paragraph of the definition of “Unrestricted Subsidiary”. For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by Holdings, Company and the Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated shall be deemed to be Investments in an amount determined as set forth in the last sentence of the definition of “Investment”. Such designation shall be permitted only if an Investment in such amount would be permitted at such time, pursuant to paragraph (i) of this Section 6.7, and only if such Subsidiary otherwise meets the definition of an “Unrestricted Subsidiary.”

6.8. Financial Covenants.

(a) Maximum Capital Expenditures. Neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, make or incur (other than with respect to reinvestments permitted by Section 2.10(a) and 2.10(b)) Consolidated Capital Expenditures, in any Fiscal Year indicated below, in an aggregate amount for Holdings, Company and its Restricted Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided that such amount for any Fiscal Year shall be increased by an amount equal to the excess, if any, (but in no event more than 50% of the amount for such previous Fiscal Year) of such amount for the previous Fiscal Year (as adjusted in accordance with this proviso) over the actual amount of Consolidated Capital Expenditures for such previous Fiscal Year:

Fiscal Year	Consolidated Capital Expenditures
January 31, 2007	$70,000,000
January 31, 2008	$80,000,000
January 31, 2009	$90,000,000

Fiscal Year	Consolidated Capital Expenditures
January 31, 2010	$100,000,000
January 31, 2011	$105,000,000
January 31, 2012	$110,000,000
January 31, 2013	$110,000,000
January 31, 2014	$110,000,000

(b) Rent Adjusted Leverage Ratio. Until the later of the Achievement Date and the closing of an IPO, neither Holdings nor Company shall permit the Rent Adjusted Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending July 31, 2006, to exceed the correlative ratio indicated below, as applicable:

Fiscal Quarter	Rent Adjusted Leverage Ratio
Each Fiscal Quarter in the Fiscal Year ended January 31, 2007	5.25:1.00
Each Fiscal Quarter in the Fiscal Year ended January 31, 2008	5.25:1.00
Each Fiscal Quarter in the Fiscal Year ended January 31, 2009	5.00:1.00
Each Fiscal Quarter in the Fiscal Year ended January 31, 2010	4.50:1.00
Each Fiscal Quarter in the Fiscal Year ended January 31, 2011	4.50:1.00
Each Fiscal Quarter in the Fiscal Year ended January 31, 2012	4.25:1.00
Each Fiscal Quarter in the Fiscal Year ended January 31, 2013	4.25:1.00
Each Fiscal Quarter in the Fiscal Year ended January 31, 2014	4.00:1.00

(c) Certain Calculations. With respect to any period during which a Permitted Acquisition or an Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 (but not for any other purpose herein, including, without limitation, for determining the Applicable Margin or for calculating any ratios for purposes of Section 6.1(a), Section 6.5(h), Section 6.7(l) or Section 6.9(e)), Consolidated Adjusted EBITDAR shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to a specific transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of Holdings) using the historical audited financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

6.9. Fundamental Changes; Disposition of Assets; Mergers and Acquisitions. Neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, enter into any transaction of merger or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or stock or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:

(a) any Restricted Subsidiary of Company may be merged with or into Company or any Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to Company or any Guarantor Subsidiary; provided that, in the case of such a merger, Company or such Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;

(b) sales or other dispositions of assets that do not constitute Asset Sales;

(c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) when aggregated with the proceeds of all other Asset Sales made within the same Fiscal Year, are less than $15,000,000; provided that (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of Company (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.10(a); provided further that in no event may any intellectual property material to the business of Holdings, Company and its Restricted Subsidiaries be sold without the prior written consent of the Requisite Lenders.

(d) [Reserved];

(e) other Permitted Acquisitions by Company and its Restricted Subsidiaries in an aggregate amount that, at the time such Permitted Acquisition is made, would not exceed the Available Amount at such time; provided that, the Leverage/Preferred Stock Ratio on a consolidated basis for Company’s and its Restricted Subsidiaries’ most recently ended four full Fiscal Quarters for which internal financial statements are available immediately preceding the date on which such Permitted Acquisition is made would not have been greater than 3.25 to 1.00, determined on a pro forma basis as if the Permitted Acquisition had been made at the beginning of such four Fiscal-Quarter period;

(f) Investments made in accordance with Section 6.7;

(g) any Subsidiary that is not a Credit Party may merge or consolidate with or into any other Subsidiary that is not a Credit Party and (ii) any Subsidiary (other than Company) may liquidate or dissolve or change its legal form if Holdings determines in good faith that such action is in the best interests of Holdings and its Subsidiaries and if not materially disadvantageous to the Lenders (for the avoidance of doubt, the liquidation or dissolution of any Subsidiary that is an Inactive Subsidiary at the time of liquidation or dissolution shall not be materially disadvantageous to the Lenders);

(h) any Restricted Subsidiary may dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to Company or to another Restricted Subsidiary; provided that if the transferor in such a transaction is a Guarantor, then (i) the Restricted Subsidiary that is the transferee must be a Guarantor or (ii) to the extent such disposition constitutes an Investment, such Investment must be a permitted Investment in or Indebtedness of a Restricted Subsidiary which is not a Credit Party in accordance with Section 6.7 or 6.1, as applicable;

(i) the issuance of Capital Stock of Holdings, Company or any Restricted Subsidiary consisting of common stock pursuant to an employee stock option or grant or similar equity plan or 401(k) plans of Holdings, Company or such Restricted Subsidiary for the benefit of its employees, directors and consultants, provided that, in no event shall Holdings, Company or such Restricted Subsidiary be required to issue, or shall Holdings, Company or such Restricted Subsidiary issue, Capital Stock pursuant to such stock option, grant or similar equity plans or 401(k) plans which would result in a Change of Control or other Event of Default;

(j) [Reserved]; and

(k) other Permitted Acquisitions by Company and its Restricted Subsidiaries in an aggregate amount not to exceed $10,000,000 from and after the Closing Date.

6.10. Disposal of Subsidiary Interests. Except for any sale or other disposition of all of its interests in the Capital Stock of any of its Restricted Subsidiaries in compliance with the provisions of Section 6.9, neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of the Restricted Subsidiaries, except (a) to qualify directors if required by applicable law, (b) in connection with the Lien in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to the Credit Documents and (c) in connection with the Lien in favor of Revolving Collateral Agent granted pursuant to the Revolving Loan Documents.

6.11. Sales and Lease-Backs. Neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Person (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings, Company or any of its Restricted Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings, Company or any of its Restricted Subsidiaries) in connection with such lease.

6.12. Transactions with Shareholders and Affiliates. Neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate of Holdings on terms that are less favorable to Holdings, Company or that Restricted Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided that the foregoing restriction shall not apply to (a) any transaction between Company and any Guarantor Subsidiary; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings, Company and its Restricted Subsidiaries; (c) compensation, benefits and incentive arrangements for directors, officers and other employees of Holdings, Company and its Restricted Subsidiaries as determined in good faith by the governing body of Holdings or Company; (d) loans or advances to employees permitted by Section 6.7(f);(e) any management, financial advisory, financing, underwriting or placement services or any other investment banking services involving Holdings or any of its Subsidiaries (including, without limitation, any payments in Cash, Capital Stock or other considerations made by Holdings or any of its Subsidiaries in connection therewith and otherwise in accordance herewith) on the one hand and TPG on the other hand, which services (and payments and other transactions in connection therewith) are approved by a majority of the disinterested members of the governing body of Holdings or Company in good faith; and (f) transactions described in Schedule 6.12.

6.13. Conduct of Business. From and after the Closing Date, neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, engage in any business other than (i) the Permitted Business and (ii) such other business or lines of business as may be consented to by the Requisite Lenders.

6.14. Permitted Activities of Holdings. Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness and obligations under the Related Agreements and any Indebtedness permitted under Sections 6.1(e) and (g) hereof; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of Company, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital Stock of Company; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than Company; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.

6.15. Amendments or Waivers of Revolving Loan Documents, Organizational Documents and Related Agreements.

(a) Neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, amend or otherwise change the terms of the Revolving Loan Documents (or any Permitted Refinancing thereof), or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to (i) increase the sum of the then outstanding aggregate principal amount of the Revolving Loan Agreement in excess of the Revolving Credit Cap Amount (as defined in the Intercreditor Agreement); (ii) increase the “Applicable Margin” or similar component of any interest rate by more than 3% per annum (excluding increases resulting from the accrual of interest at the default rate) or increase the aggregate amount of any fees (other than one-time fees or fees charged in respect of amendments, waivers or consents) by more than $100,000 in any twelve (12) month period), or frequency of payments (except that the Company may increase the frequency of payment of any fees from quarterly to monthly), of any fees provided for the in the Revolving Loan Documents (or any Permitted Refinancing thereof); (iii) shorten the scheduled maturity of the Revolving Loan Document (or any Permitted Refinancing thereof); (iv) modify (or have the effect of a modification of) the terms of payment, including the regularly scheduled payments of principal or mandatory prepayment provisions of the Revolving Loan Documents (or any Permitted Refinancing thereof), in a manner that increases the amount or frequency of any such payments, or requires additional mandatory prepayments or limits the rights of Grantors with respect thereto or is otherwise adverse to the Lenders, except that Company may modify such terms of payment to increase the aggregate amount of regularly scheduled payments of principal in any year in respect thereof by no more than $500,000 in any year; or (v) in any manner adverse to the Lenders, Agent and other Secured Parties, modify (or have the effect of a modification of) the granting clauses (and the exclusions therefrom) of any Revolving Credit Collateral Document (as defined in the Intercreditor Agreement) (or the definitions of the terms contained in any such granting clauses); provided, however, that nothing in this Section 6.15 shall prevent Holdings, Company or the Restricted Subsidiaries from consummating the Transactions.

(b) Except as set forth in Section 6.15(a) and Section 6.16, neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its material rights under any Organizational Document or Closing Date Related Agreement from and after the Closing Date, or under any Subsequent Related Agreement from and after the Incremental Term Loan Closing Date, without in each case obtaining the prior written consent of Requisite Lenders to such amendment, restatement, supplement or other modification or waiver, other than any amendment, restatement, supplement or other modification or waiver that does not materially adversely affect the interests of the Lenders; provided, however, that nothing in this Section 6.15 shall prevent Holdings, Company or the Restricted Subsidiaries from consummating the Transactions.

6.16. Amendments or Waivers of with respect to the Subordinated Indebtedness. Neither Holdings nor Company shall, nor shall Company permit any of the Restricted Subsidiaries to, amend or otherwise change the terms of the Subordinated Indebtedness, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on such the Subordinated Indebtedness, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto), change the redemption, prepayment or defeasance provisions thereof (to earlier dates), change the subordination provisions of such Subordinated Indebtedness (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such Subordinated Indebtedness (or a trustee or other representative on their behalf) which would be materially adverse to any Credit Party or Lenders; provided, however, that nothing in this Section 6.16 shall prevent Holdings, Company or the Restricted Subsidiaries from consummating the Transactions.

6.17. Fiscal Year. Neither Holdings nor Company shall, nor shall they permit any of the Restricted Subsidiaries to, change its or their Fiscal Year-end from January 31.

6.18. Permitted Activities of J. Crew International, Inc. J. Crew International, Inc. shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Indebtedness permitted pursuant to Section 6.1 hereof; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; or (c) engage in any business or activity or own any assets other than (i) owning its Intellectual Property, (ii) performing its obligations and activities incidental thereto under the Credit Documents and (iii) performing any activities and properties incidental to the foregoing clauses (i) and (ii).

SECTION 7. GUARANTY

7.1. Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”); provided, however, that if any court of competent jurisdiction shall enter a judgment that any obligation of any Guarantor under this Agreement would be subject to avoidance as a fraudulent conveyance, fraudulent transfer or the like under Section 48 of Title 11 of the United States Code or any comparable applicable provisions of state law, the “Guaranteed Obligations” of such Guarantor under this Guaranty shall equal the Guaranteed Obligations, determined as initially provided in this sentence, minus the amount that would be subject to avoidance. Each Guarantor confirms that this Guaranty is not being executed or delivered nor are the Guaranteed Obligations being incurred by such Guarantor with actual intent to hinder, delay or defraud any Person to whom such Guarantor is or may hereafter be indebted.

7.2. Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made or a loss is suffered as a result of any realization upon any Collateral granted by such Guarantor on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided that solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Funding Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Funding Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2) and any loss suffered as a result of any realization upon any Collateral granted by such Guarantor, minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3. Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent for the benefit of Beneficiaries (in accordance with order of payments set forth in Section 7.3 of the Pledge and Security Agreement (Term Loan)), an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4. Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries or any Guarantor and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; (viii) any law, regulation, decree or order of any jurisdiction or any event affecting any term of a Guaranteed Obligation; and (ix) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5. Waivers by Guarantors.

(a) General Waivers. Each Guarantor hereby waives to the fullest extent permitted by law, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

(b) Waivers Concerning Liens. Each Guarantor waives all rights and defenses that it may have because the Obligations are secured by real property. This means, among other things: (i) the Beneficiaries may collect from any Guarantor without first foreclosing on any real or personal property Collateral pledged by Company or any other Guarantor; and (ii) if the Beneficiaries foreclose on any real property Collateral pledged by Company or any Guarantor: (A) the amount of the Obligations may be reduced only by the price for which that Collateral is sold at the foreclosure sale, even if the Collateral is worth more than the sale price; and (B) the Beneficiaries may collect from the other Guarantors even if the Beneficiaries, by foreclosing on the real property Collateral, have destroyed any right the Guarantors may have to collect from Company or any other Guarantor. This is an unconditional and irrevocable waiver of any rights and defenses the Guarantors may have because the Obligations are secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d, or 726 of the California Code of Civil Procedure. In the event that all or any part of the Guaranteed Obligations at any time are secured by any one or more deeds of trust, security deeds or mortgages creating or granting Liens on any interests in Real Estate Assets, each of the Guarantors authorizes the Beneficiaries, upon the occurrence of and during the continuance of any Event of Default, at their sole option, without notice or demand and without affecting any Obligations, the enforceability of the Guaranteed Obligations under this Guaranty, or the validity or enforceability of any Liens of the Beneficiaries on any Collateral securing the Guaranteed Obligations, to foreclose any or all of such deeds of trust, security deeds or mortgages by judicial or nonjudicial sale. Insofar as the Liens created by the Collateral Documents secure the Guaranteed Obligations of other Persons, each of the Guarantors expressly waives any defenses to the enforcement of this Guaranty or the other Credit Documents or any Liens created or granted hereby or by the other Credit Documents or to the recovery by the Beneficiaries against Company, any Guarantor or any other Person liable therefore of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of such Guarantor and may preclude any of them from obtaining reimbursement or contribution from any other Person.

7.6. Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7. Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8. Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9. Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10. Financial Condition of Company. The Term Loans may be made to Company or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Credit Documents and the Hedge Agreements, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11. Bankruptcy, etc. (a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar Person to pay Administrative Agent, or allow the claim of

Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12. Release of Guarantor. Notwithstanding anything in Section 10.5(b) to the contrary (a) a Guarantor shall automatically be released from its obligations hereunder and this Guaranty shall be automatically released upon the consummation of any transaction permitted hereunder as a result of which such Guarantor ceases to be a Subsidiary of Company or Holdings and (b) so long as no Event of Default has occurred and is continuing, if a Guarantor is or becomes an Unrestricted Subsidiary in accordance with the provisions hereof, then such Guarantor, or its successor, as applicable, shall be automatically released from its obligations hereunder and under the Collateral Documents and the Intercreditor Agreement and this Guaranty shall be automatically released upon notification thereof from Company to Administrative Agent. In connection with any such release, Administrative Agent shall execute and deliver to any Guarantor and Company, at such Guarantor’s expense, all documents that such Guarantor shall reasonably request to evidence such termination and release. Any execution and delivery of documents pursuant to the preceding sentence of this Section 7.12 shall be without recourse to or warranty by Administrative Agent.

SECTION 8. EVENTS OF DEFAULT

8.1. Events of Default. If any one or more of the following conditions or events shall occur:

(a) Failure to Make Payments When Due. Failure by Company to pay (i) when due any installment of principal of any Term Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; or (ii) any interest on any Term Loan or any fee or any other amount due hereunder within five days after the date due; or

(b) Default in Other Agreements.

(i) (A) Failure of any Credit Party or any of the Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of the Revolving Loan Documents beyond the grace period, if any provided therefor; or (B) breach or default by any Credit Party or any Restricted Subsidiary with respect to any other term of the Revolving Loan Documents beyond the grace period, if any provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness to cause, that Indebtedness to become or be declared due and payable prior to its stated maturity; or (C) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled or required prepayment), prior to the stated maturity thereof; or

(ii) (A) Failure of any Credit Party or any of the Restricted Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a) or other Indebtedness referred to in Section 8.1(b)(i)) in an aggregate principal amount of $15,000,000 or more, in each case beyond the grace period, if any, provided therefor; (B) breach or default by any Credit Party or any of the Restricted Subsidiaries with respect to any other material term of (1) such Indebtedness in the aggregate principal amounts referred to in clause (A) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable) prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (C) any such Indebtedness shall become or be declared to be due and payable, or be required to be prepaid or repurchased (other than by a regularly scheduled or required prepayment), prior to the stated maturity thereof; or

(c) Breach of Certain Covenants. Failure of any Credit Party or any of its Subsidiaries to perform or comply with the Commitment Letter or any term or condition contained in Section 2.3, Section 5.1(g), Section 5.2 or Section 6; or

(d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of the Restricted Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or

(e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other Section of this Section 8.1, and such default shall not have been remedied or waived within thirty days after receipt by Company of notice from Administrative Agent or any Lender of such default; or

(f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of any Credit Party or any of the Restricted Subsidiaries in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against of any Credit Party or any of the Restricted Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over of any Credit Party or any of the Restricted Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of any Credit Party or any of the Restricted Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of any Credit Party or any of the Restricted Subsidiaries, and any such event described in this clause (ii) shall continue for sixty days without having been dismissed, bonded or discharged; or

(g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Any Credit Party or any of the Restricted Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or any Credit Party or any of the Restricted Subsidiaries shall make any assignment for the benefit of creditors; or (ii) any Credit Party or any of the Restricted Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of any Credit Party or any of the Restricted Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

(h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or similar process involving in the aggregate at any time an amount in excess of $15,000,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against any Credit Party or any of the Restricted Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty days (or in any event later than five days prior to the date of any proposed sale thereunder); or

(i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party or any of the Restricted Subsidiaries decreeing the dissolution or split up of such Credit Party or any Restricted Subsidiary and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or

(j) ERISA. (i) There shall occur one or more ERISA Events which, individually or when taken together with other ERISA Events that have occurred and are continuing, results in or could reasonably be expected to result in a Material Adverse Effect; or (ii) there exists any fact or circumstance that reasonably could be expected to result in the imposition of a Lien or security interest under Section 412(n) of the Internal Revenue Code or under ERISA with respect to any Pension Plan; or

(k) Change of Control. A Change of Control shall occur; or

(l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to Company by Administrative Agent, (A) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Term Loans, and (II) all other Obligations; and (B) Administrative Agent may cause Collateral Agent to enforce any and all Liens and security interests created pursuant to the Collateral Documents.

SECTION 9. AGENTS

9.1. Appointment of Agents. GSCP is hereby appointed Administrative Agent and Collateral Agent hereunder, and each Lender hereby authorizes GSCP to act as Administrative Agent and Collateral Agent in accordance with the terms hereof and the other Credit Documents. Bear Stearns Corporate Lending Inc. is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Bear Stearns Corporate Lending Inc. to act as Syndication Agent in accordance with the terms hereof and the other Credit Documents. Wachovia Bank, National Association is hereby appointed Documentation Agent hereunder, and each Lender hereby authorizes Wachovia to act as Documentation Agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act in its capacity as such upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. Each of Syndication Agent and Documentation Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither Bear Stearns Corporate Lending Inc., in its capacity as Syndication Agent, nor Wachovia, in its capacity as Documentation Agent, shall have any obligations but shall be entitled to all benefits of this Section 9.

9.2. Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Lender irrevocably authorizes each Agent to execute and deliver any additional documents (including without limitation an intercreditor agreement) and/or amendments to any existing Credit Documents requested by the Company in connection with a Permitted Refinancing of the Revolving Loan Agreement and to take such action on such Lender’s behalf and to exercise such powers, rights and remedies thereunder as are specifically delegated or granted to such Agent by the terms thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.

9.3. General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party or any Lender or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Term Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Term Loans.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

(c) Delegation of Duties. Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Credit Document by or through any one or more sub-agents appointed by Administrative Agent. Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 9.3 and of Section 9.6 shall apply to any the Affiliates of Administrative Agent and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 9.3 and of Section 9.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Credit Parties and the Lenders, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to Administrative Agent and not to any Credit Party, Lender or any other Person and no Credit Party, Lender or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

9.4. Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Term Loans, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings, Company or any of their respective Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5. Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with the Term Loans made hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Term Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement, an Assignment Agreement or the Joinder Agreement and by funding its Initial Term Loans on the Closing Date or by the funding of any Incremental Term Loans on the Incremental Term Loan Closing Date, as the case may be, shall be deemed to have acknowledged the receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, any Requisite Lender and/or such Lender, as applicable, on the Closing Date or the Incremental Term Loan Closing Date, as the case may be.

9.6. Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided that in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, that this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7. Successor Administrative Agent and Collateral Agent. Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, with the consent of Company (which consent shall only be required at any time a Default or an Event of Default is not in existence, and such consent shall not be unreasonably withheld or delayed), to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Collateral Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Collateral Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

9.8. Collateral Documents and Guaranty.

(a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Secured Parties, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent or Collateral Agent, as applicable may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, Company, Administrative Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Collateral Agent at such sale.

SECTION 10. MISCELLANEOUS

10.1. Notices.

(a) Notices Generally. Any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent or Documentation Agent, shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Except as otherwise set forth in paragraph (b) below, each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided that no notice to any Agent shall be effective until received by such Agent; provided further, that any such notice or other communication shall at the request of Administrative Agent be provided to any sub-agent appointed pursuant to Section 9.3(c) hereto as designated by Administrative Agent from time to time.

(b) Electronic Communications. Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Section 2 if such Lender, as applicable, has notified Administrative Agent that it is incapable of receiving notices under such Section by electronic communication. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications. Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

10.2. Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (a) all the actual and reasonable costs and expenses incurred for the preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions of counsel to Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of one counsel (and such additional local and foreign counsel deemed necessary and desirable by the Agents acting reasonably) to Agents (in each case excluding allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses incurred for creating and perfecting Liens in favor of Collateral Agent, for the benefit of the Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Collateral Agent and its counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Term Loans and Term Loan Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable attorneys’ fees (excluding allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3. Indemnity.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend, indemnify, pay and hold harmless, each Agent and each Lender and the officers, partners, directors, trustees, employees, agents, sub-agents and Affiliates of each Agent and each

Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided that no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys, agents or sub-agents, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, Term Loans or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.

10.4. Set-Off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender (or any Affiliate) is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender (or any Affiliate) to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Term Loans or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.

NOTWITHSTANDING THE FOREGOING, AT ANY TIME THAT ANY OF THE OBLIGATIONS SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LENDER’S LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY CREDIT DOCUMENT UNLESS IT IS TAKEN WITH THE CONSENT OF THE

LENDERS REQUIRED BY SECTION 10.5 OF THIS AGREEMENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY, OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE COLLATERAL DOCUMENTS OR THE ENFORCEABILITY OF THE OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OR ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE PARTIES AS REQUIRED ABOVE, SHALL BE NULL AND VOID. THIS PARAGRAPH SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS.

10.5. Amendments and Waivers.

(a) Requisite Lenders’ Consent. Subject to Sections 10.5(b), 10.5(c) and 10.5(d), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Term Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment);

(iii) reduce the rate of interest on any Term Loan (other than any waiver of any increase in the interest rate applicable to any Term Loan pursuant to Section 2.7) or any fee or any premium payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Term Loan; or

(vi) increase any Term Loan Commitment of any Lender over the amount thereof then in effect; provided that no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Term Loan Commitment of any Lender

(vii) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c).

(c) All Lenders’ Consent. Without the written consent of each Lender, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) amend, modify, terminate or waive any provision of Section 10.5(b), Section 10.5(c), Section 10.5(d) or any other provisions of this Agreement specifying the percentage of Lenders needed to take action under this Agreement;

(ii) amend or modify the definition of “Requisite Lenders” or “Pro Rata Share”; provided that with consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments and the Term Loans, are included on the Closing Date;

(iii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Credit Documents; or

(iv) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

(d) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) alter the required application of any repayments or prepayments as between Classes pursuant to Section 2.11 without the consent of Requisite Class Lenders of each Class which is being allocated a lesser repayment or prepayment as a result thereof; provided that Requisite Lenders may waive, in whole or in part, any prepayment so long as the application, as between Classes, of any portion of such prepayment which is still required to be made is not altered;

(ii) amend the definition of “Requisite Class Lenders” without the consent of Requisite Class Lenders of each Class; provided that with the consent of the Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of such “Requisite Class Lenders” on substantially the same basis as the Term Loan Commitments and the Term Loans are included on the Closing Date; and

(iii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(e) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

(f) Foreign Subsidiaries. Notwithstanding anything to the contrary contained in this Section 10.5, guarantees, collateral security documents and related documents executed by Foreign Subsidiaries in connection with this Agreement may be in a form reasonably determined by Administrative Agent and may be amended and waived with the consent of Administrative Agent at the request of Company without the need to obtain the consent of any other Lenders if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects or (iii) to cause such guarantee, collateral security document or other document to be consistent with this Agreement and the other Credit Documents.

10.6. Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Term Loan Commitments and Term Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Term Loan shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, in each case, as provided in Section 10.6(d). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to Company and a copy of such Assignment Agreement shall be maintained, as applicable. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Term Loan Commitments or Term Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Term Loan Commitment or Term Loans owing to it or other Obligations (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of the Term Loans and Term Loan Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” upon giving of notice to Company and Administrative Agent (except in the case of assignments made by or to GSCP), consented to by each of Company and Administrative Agent (each such consent not to be unreasonably withheld or delayed); provided, further, that each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than $500,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Term Loans) with respect to the assignment of Term Loans;

provided, however, that the consent of Company shall not be required (i) if such assignment is made to an affiliate or other Lender or (ii) after the occurrence and during the continuance of an Event of Default specified in Sections 8.1(a), 8.1(f) and 8.1(g); provided, further, that any assignment or transfer not in compliance with this Section 10.6(c) shall be null and void ab initio.

(d) Mechanics. Subject to the other requirements of this Section 10.6,] assignments and assumptions of Term Loans shall only be effected by manual execution delivery to Administrative Agent of an Assignment Agreement with the prior written consent of each of Company and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or (y) in the case of Company, required at any time an Event of Default specified in Sections 8.1(a), 8.1(f) and 8.1(g) shall have occurred and then be continuing). In connection with all assignments there shall be delivered to Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 2.16(c).

(e) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon succeeding to an interest in the Term Loan Commitments and Term Loans, as the case may be, represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Term Loan Commitments or Term Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Term Loan Commitments or Term Loans for its own account in the ordinary course of its business and without a view to distribution of such Term Loan Commitments or Term Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Term Loan Commitments or Term Loans or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Assignment Effective Date” (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent of its interest in the Term Loans and Term

Loan Commitments as reflected in the Register and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto on the Assignment Effective Date; assignments made to Affiliates and other Lenders shall not be subject to the consent and minimum requirements set forth in Section 10.6(c) above and no processing fee shall be required in connection with such assignment; provided, further, that anything contained in any of the Credit Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Term Loan Commitments shall be modified to reflect any Term Loan Commitment of such assignee a; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect outstanding Term Loans of the assignee and/or the assigning Lender.

(g) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, Company, any of their respective Subsidiaries or any of their respective Affiliates) in all or any part of its Term Loan Commitments, Term Loans or in any other Obligation; provided that (A) such Lender’s obligations under this Agreement and the Credit Documents shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Company, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the Credit Documents. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of the Term Loans or Term Loan Note in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default shall not constitute a change in the terms of such participation, and that an increase in any Term Loan Commitment or Term Loans shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Term Loans hereunder in which such participant is participating. Company agrees that each participant shall be entitled to the benefits of Sections 2.14(c), 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided that (i) a participant shall not be entitled to receive any greater payment under Section 2.15 or 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.16 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.16 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided that such participant agrees to be subject to Section 2.13 as though it were a Lender.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, any Lender may assign and/or pledge all or any portion of the Term Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided that no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further that in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7. Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8. Survival of Representations, Warranties and Agreements. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of the Term Loans. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.14(c), 2.15, 2.16, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.13, 9.3(b) and 9.6 shall survive the payment of any or all of the Term Loans.

10.9. No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10. Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11. Severability. In case any provision in or obligation hereunder or under any other Credit Document shall be held to be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12. Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Term Loan Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13. Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14. APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15. CONSENT TO JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS,

MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (A) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (B) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (C) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (D) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (C) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (E) AGREES THAT AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS

MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17. Confidentiality. Each Agent and each Lender shall hold all non-public information regarding Company, Holdings and the Restricted Subsidiaries and their businesses identified as such by Company and obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by Company that, in any event, an Agent or a Lender may make (i) disclosures of such information to Affiliates of such Agent or such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Term Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided that such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided that unless specifically prohibited by applicable law or court order, each Agent and each Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such Governmental Authority) for disclosure of any such non-public information prior to disclosure of such information.

10.18. Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Term Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Term Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest

Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Term Loans made hereunder or be refunded to Company.

10.19. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20. Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21. Patriot Act. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies Company, which information includes the name and address of Company and other information that will allow such Lender or Administrative Agent, as applicable, to identify Company in accordance with the Act.

10.22. Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment Agreement shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY

J. CREW OPERATING CORP.

By:	/s/ James S. Scully
	Name:	James S. Scully
	Title:	Executive Vice President and Chief Financial Officer

GUARANTORS

By:	/s/ James S. Scully
	Name:	James S. Scully
	Title:	Executive Vice President and Chief Financial Officer

J. CREW INC.

By:	/s/ James S. Scully
	Name:	James S. Scully
	Title:	Executive Vice President and Chief Financial Officer

GRACE HOLMES, INC.

By:	/s/ James S. Scully
	Name:	James S. Scully
	Title:	Executive Vice President and Chief Financial Officer

H.F.D. NO. 55, INC.

By:	/s/ James S. Scully
	Name:	James S. Scully
	Title:	Executive Vice President and Chief Financial Officer

J. CREW INTERNATIONAL, INC.

By:	/s/ Nicholas P. Lamberti
	Name:	Nicholas P. Lamberti
	Title:	Vice President and Controller

MADEWELL INC.

By:	/s/ James S. Scully
	Name:	James S. Scully
	Title:	Executive Vice President and Chief Financial Officer

GOLDMAN SACHS CREDIT PARTNERS L.P., as Joint Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and Lender

By:	/s/ William Archer
Authorized Signatory

BEAR, STEARNS & CO. INC., as Joint Lead Arranger and Joint Bookrunner

By:	/s/ Richard Bram Smith
	Name:	Richard Bram Smith
	Title:	Senior Managing Director

BEAR STEARNS CORPORATE LENDING INC., as Syndication Agent

By:	/s/ Richard Bram Smith
	Name:	Richard Bram Smith
	Title:	Senior Managing Director

WACHOVIA BANK, NATIONAL ASSOCIATION, as Documentation Agent

By:	/s/ Kira Deter
	Name:	Kira Deter
	Title:	Vice President

APPENDIX A

TO CREDIT AND GUARANTY AGREEMENT

Initial Term Loan Commitments

Lender	Initial Term Loan Commitment	Pro Rata Share
Goldman Sachs Credit Partners L.P.	$285,000,000	100.0%

Total	$285,000,000	100%

APPENDIX A

APPENDIX B

TO CREDIT AND GUARANTY AGREEMENT

Notice Addresses

J. CREW OPERATING, CORP.

770 Broadway

New York, NY 10013

Attention: Arlene Hong, Esq.

Telecopier: (212) 209-8175

Email: arlene.hong@jcrew.com

J. CREW GROUP, INC.

770 Broadway

New York, NY 10013

Attention: Arlene Hong, Esq.

Telecopier: (212) 209-8175

Email: arlene.hong@jcrew.com

in each case, with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attention: Sang Jin Han, Esq.

Telecopier: (212) 225-3999

Email: shan@cgsh.com

APPENDIX B

GOLDMAN SACHS CREDIT PARTNERS L.P.,

as Joint Lead Arranger, Joint Bookrunner, Administrative Agent, Collateral Agent and a Lender

Goldman Sachs Credit Partners L.P.

85 Broad Street

New York, New York 10004

Attention: Elizabeth Fischer

Telecopier: (212) 357-0932

Email: elizabeth.fischer@gs.com

with a copy to:

Goldman Sachs Credit Partners L.P.

85 Broad Street

New York, New York 10004

Attention: John Makrinos

Telecopier: (212) 357-4597

Email: John.Makrinos@gs.com

and

Latham & Watkins LLP

633 W. 5th Street

Los Angeles, California 90071

Attention: John E. Mendez, Esq.

Telecopier: (213) 891-8763

Email: john.mendez@lw.com

APPENDIX B

BEAR, STEARNS & CO. INC.

as Joint Lead Arranger and Joint Bookrunner

BEAR, STEARNS & CO. INC.

383 Madison Avenue

New York, NY 10179

Attention: Evan Kaufman

Telecopier: (212) 272-0920

Email: ekaufman@bear.com

BEAR STEARNS CORPORATE LENDING INC.,

as Syndication Agent

BEAR STEARNS CORPORATE LENDING INC.

383 Madison Avenue

New York, NY 10179

Attention: Stephen O’Keefe

Telecopier: (212) 272-9184

Email: sokeefe@bear.com

APPENDIX B

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Documentation Agent

Wachovia Securities

1133 Avenue of the Americas, NY 8004

New York, NY 10036

Attention: Jason Searle

Telecopier: (212) 545-4283

Email: jason.searle@wachovia.com

with a copy to:

Wachovia Corporation

301 South College Street, NC 0737

Charlotte, NC 28288

Attention: Kira Deter

Telecopier: (704) 383-6596

APPENDIX B